EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

FARMLAND PARTNERS INC.,

Farmland Partners Operating Partnership, LP,

Farmland Partners OP GP LLC,

FPI HEARTLAND LLC,

FPI Heartland Operating Partnership, LP,

FPI Heartland GP LLC,

AMERICAN FARMLAND COMPANY

AND

AMERICAN FARMLAND COMPANY L.P.

DATED AS OF SEPTEMBER 12, 2016

i

Section 10.10	Counterparts	102
Section 10.11	Assignment	102
Section 10.12	WAIVER OF JURY TRIAL	102
Section 10.13	Authorship	103

EXHIBITS AND SCHEDULES

COMPANY DISCLOSURE SCHEDULE

Section	Title
4.1(a)(i)	Jurisdictions of Foreign Qualification
4.1(a)(ii)	Jurisdictions Lacking Foreign Qualification
4.1(b)	Subsidiaries’ Good Standing
4.1(c)	Compliance with Laws
4.3(c)	RSU Awards
4.3(d)	Voting or Transfer
4.3(e)	Stock Obligations
4.3(f)	Registration
4.3(j)	OP Units
4.6	Consents and Approvals; No Violations
4.8(a)	Company SEC Reports
4.8(c)	Obligations
4.9	Litigation
4.10	Absence of Certain Changes
4.11(a)	Tax Returns
4.11(c)	Tax Reserves
4.11(d)	Tax Deficiencies
4.11(e)	Built-In Gains
4.11(f)	Qualified and Taxable REIT Subsidiaries
4.11(h)	Prohibited Transactions
4.11(i)	Closing Agreements
4.12(a)(i)	Owned Properties
4.12(a)(ii)	Leased Properties
4.12(a)(iii)	Easements
4.12(b)	Properties under Contract
4.12(d)	Notices
4.12(e)	Properties: No Violations
4.12(f)(i)	Company Leases
4.12(f)(ii)	Company Leases – Defaults
4.12(f)(iii)	Company Leases – Options
4.12(g)	Option Agreements; Rights of First Refusal
4.12(h)	Third-Party Property Management
4.13	Environmental Matters
4.14(a)	Employee Programs
4.14(g)	Medical Benefits
4.14(h)	Employment Benefits
4.15(b)(i)	Labor and Employment Matters – No Proceedings
4.15(b)(ii)	Labor and Employment Matters – No Company Material Adverse Effect
4.19(a)	Company Material Contracts
4.19(b)(i)	No Company Material Contract Defaults
4.19(b)(ii)	No Notice of Company Material Contract Defaults

v

4.19(c)	Loan Agreements
4.20	Related Party Transactions
4.21(d)	Intellectual Property
4.22	Insurance Coverage
4.23	Definition of the Company’s Knowledge
4.25	Employee Payments
6.1	Conduct of Business by the Company
6.1(c)	Issuance and Sale of Shares
6.1(e)	Acquisitions/Dispositions
6.1(f)	Additional Indebtedness
6.1(g)	Additional Loans
6.1(h)	Additional Liabilities
6.1(n)	Amendments to Employee Programs
6.1(s)	Amendment of Company Material Contract
6.1(u)	Capital Expenditures
7.5(b)	Indemnification
7.18	Registration Rights Agreement

PARENT DISCLOSURE SCHEDULE

Section	Title
5.1(a)(i)	Jurisdictions of Foreign Qualification
5.1(a)(ii)	Jurisdictions Lacking Foreign Qualification
5.1(b)	Subsidiaries’ Good Standing
5.1(c)	Compliance with Laws
5.3(c)	Equity Awards
5.3(d)	Voting or Transfer
5.3(e)	Stock Obligations
5.3(f)	Registration
5.3(g)	OP Units
5.6	Consents and Approvals; No Violations
5.8(a)	Parent SEC Reports
5.8(c)	Obligations
5.9	Litigation
5.10	Absence of Certain Changes
5.11(a)	Tax Returns
5.11(c)	Tax Reserves
5.11(d)	Tax Deficiencies
5.11(f)	Qualified and Taxable REIT Subsidiaries
5.11(h)	Closing Agreements
5.11(m)	Affiliated Group
5.12(a)(i)	Owned Properties
5.12(a)(ii)	Leased Properties
5.12(b)	Properties under Contract
5.12(c)	Title Insurance Policies
5.12(d)	Notices

5.12(e)	Properties: No Violations
5.12(f)(i)	Parent Leases
5.12(f)(ii)	Parent Leases – Defaults
5.12(f)(iii)	Parent Leases - Options
5.12(g)	Option Agreements; Rights of First Refusal
5.13	Environmental Matters
5.14(a)	Employee Programs
5.14(g)	Medical Benefits
5.15(b)(i)	Labor and Employment Matters – No Proceedings
5.15(b)(ii)	Labor and Employment Matters – No Parent Material Adverse Effect
5.19(a)	Parent Material Contracts
5.19(b)(i)	No Parent Material Contract Defaults
5.19(b)(ii)	No Notice of Parent Material Contract Default
5.19(c)	Loan Agreements
5.20	Related Party Transactions
5.21(d)	Intellectual Property
5.23	Definition of Parent’s Knowledge
5.25	Employee Payments
6.2	Conduct of Business by Parent
6.2(c)	Issuance and Sale of Shares
6.2(e)	Dispositions
6.2(g)	Property Acquisitions
6.2(h)	Additional Loans
6.2(i)	Additional Liabilities

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 12, 2016, is made by and among Farmland Partners Inc., a Maryland corporation (“Parent”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Farmland Partners OP GP LLC, a Delaware limited liability company and the general partner of Parent OP (“Parent OP GP”), FPI Heartland LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), FPI Heartland Operating Partnership, LP, a Delaware limited partnership (“Merger Partnership”) whose general partner is FPI Heartland GP LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent OP (“Merger Sub GP” and, together with Parent, Merger Sub, Parent OP, Parent OP GP and Merger Partnership, the “Buyer Parties”), AMERICAN FARMLAND COMPANY, a Maryland corporation (the “Company”), and AMERICAN FARMLAND COMPANY L.P., a Delaware limited partnership whose sole general partner is the Company (the “Partnership” and, together with the Company, the “Company Parties”).  Parent, Parent OP, Parent OP GP, Merger Sub, Merger Partnership, Merger Sub GP, the Company and the Partnership are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, the respective boards of directors of Parent and the Company have each declared advisable and approved the merger of the Company with and into Merger Sub (the “Company Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), whereby, among other matters, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as of immediately prior to the Company Merger Effective Time, other than shares of Company Common Stock owned by any Buyer Party or any of Subsidiary of any Buyer Party or the Company, will be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, Merger Sub GP, as the general partner of Merger Partnership, and the Company, as the sole general partner of the Partnership, have each approved the merger of Merger Partnership with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), whereby each of the common limited partnership interests of the Partnership (the “Partnership OP Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive New OP Units (as defined herein);

WHEREAS, the Parties desire that certain members of the board of directors of the Company shall be elected to the board of directors of the Parent (the “Parent Board”);

WHEREAS, each of Parent, as the sole member of Merger Sub, and Parent OP GP, as the general partner of Parent OP, has taken all actions required for the execution of this Agreement by Merger Sub and has adopted and approved the consummation by Merger Sub of the Company Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company has (i) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of such corporation, (ii) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the stockholders of the Company, and (iii) resolved to recommend that the stockholders of the Company approve the Company Merger and the other transactions contemplated by this Agreement;

WHEREAS, (i) the Parent Board  has (A) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement, (B) directed that the issuance of Parent Common Stock (as defined herein) in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) be submitted for consideration at a meeting of Parent’s stockholders, and (C) resolved to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Company Merger, and (ii) Parent, as the sole member of Merger Sub, has approved the Company Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger constitute an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being a continuation of Parent OP and the Partnership terminating pursuant to Treasury Regulations Section 1.708-1(c)(1); and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of foregoing and the mutual representations, warranties, covenants and agreements, and subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Certain Definitions.

“Acquisition Proposal” means any proposal, offer or inquiry from any Person (other than Parent or any Parent Subsidiary) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) merger, consolidation or similar business combination transaction involving the Company, the Partnership, Parent, Parent OP or any Significant Subsidiary of the Company or Parent (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the referenced to 10% therein), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company, the

Company Subsidiaries, Parent or the Parent OP representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, on the one hand (based on the most recently appraised value of the applicable assets), or Parent and the Parent Subsidiaries, on the other hand (based on the purchase price of the applicable assets), as applicable, (c) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company or Parent, as applicable, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock, outstanding interests of the Partnership, outstanding shares of the Parent Common Stock or outstanding interests of the Parent OP, as applicable, (e) recapitalization, restructuring, liquidation, dissolution, share exchange or other similar type of transaction with respect to the Company, the Partnership, Parent or Parent OP, as applicable, or (f) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Company Merger, the Partnership Merger or the other transactions contemplated by this Agreement.

“Action” means any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit (in each case, whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such an agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal relating to the Company or the Partnership.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, change, development, circumstance, condition or occurrence (each, an “Event”) that (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, results of operations, or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than Events arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (provided, that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), or (g) the public announcement or pendency of the transactions contemplated hereby; which, in the cases of clauses (a), (b) and (d), do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the farmland  industry in the United States, and in the case of clause (e) do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the farmland industry in the geographic regions in the United States in which the Company and Company Subsidiaries operate or own or lease properties, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of the Company or the Partnership to consummate the Mergers or the other transactions contemplated hereby on or prior to the Drop Dead Date.

“Company Material Contracts” means, with respect to the Company or any of its Subsidiaries, all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which the Company or such Company Subsidiary has obligations or its assets are otherwise bound:

(a) (i) that requires the Company or any Company Subsidiary to dispose of or acquire (x) any real property, or (y) any personal property in excess of $25,000, (ii) pursuant to which any Person is obligated to provide any services to the Company or a Company Subsidiary with respect to the operation of any Company Property and that require annual expenditures in excess of $20,000, or (iii) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease;

(b) that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary;

(c) that constitutes an Indebtedness obligation of Company or any Company Subsidiary;

(d)  that obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $20,000 (excluding capital expenditures) and that is not cancelable within sixty (60) days without penalty to the Company or any Company Subsidiary, except for any Company Lease;

(e)  that contains a transaction fee, termination fee, or other similar fee;

(f) that contains any non-compete, non-solicit or exclusivity or restrictive provisions with respect to the ability of Company or any Company Subsidiary to engage in any line of business or geographic area (other than the organizational documents of the Company and the Company Subsidiaries);

(g) that sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Company or any Company Subsidiary with a third party;

(h) that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the organizational documents of the Company and the Company Subsidiaries); or

(i)  that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), Item 601(b)4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

“Company Datasite” means that certain datasite maintained by the Company at merrillcorp.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) Business Day prior to the date hereof.

“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that, within the past five years, would have been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Farmer Mac Bond Purchase Agreement” means that certain Amended and Restated Advantage Bond Purchase Agreement, dated as of March 1, 2015, by and among Farmer Mac

Mortgage Securities Corporation, Parent OP, Parent and Federal Agricultural Mortgage Corporation.

“Fiscal Quarter” means each fiscal quarter of Parent, as such may be changed from time to time, which at the date hereof commence on January 1, April 1, July 1, and October 1 of each calendar year and end on March 31, June 30, September 30, and December 31 of the same calendar year, respectively.

“Fiscal Year” means the fiscal year of Parent, as such may be changed from time to time, which at the date hereof commences on January 1 of each calendar year and ends on December 31 of the same calendar year.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration board, panel or tribunal, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self‑regulatory organization or any United States or state court of competent jurisdiction.

“Hazardous Materials” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Laws including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (A) all principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or incurred as financing with respect to property acquired by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (E) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (F) all obligations in respect of bankers acceptances or letters of credit, (G) all guarantees of such Person of any such Indebtedness (as described in the foregoing clauses (A) through (F)) of any other Person, and (H) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, knowhow, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Contributed Asset Value Difference” has the meaning set forth in the Farmer Mac Bond Purchase Agreement.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“NYSE” means the New York Stock Exchange and includes the NYSE MKT LLC.

“Parent Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those contained in the Parent Confidentiality Agreement, provided that such an agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal relating to Parent, Parent OP or any of their Subsidiaries.

“Parent Common Stock” means shares of common stock of Parent, par value $0.01 per share.

“Parent Datasite” means that certain datasite maintained by Parent at onehub.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) Business Day prior to the date hereof.

“Parent Financial Statements” has the meaning set forth Farmer Mac Bond Purchase Agreement.

“Parent Material Adverse Effect” means, with respect to the Buyer Parties, an effect, event or change which materially adversely affects the ability of the Buyer Parties to perform their obligations hereunder to consummate the Mergers and other transactions contemplated hereby or which would reasonably be expected to prevent or materially delay the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Buyer Parties to perform its obligations hereunder.

“Parent Material Contract” means with respect to Parent or any of its Subsidiaries, all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which Parent or such Parent Subsidiary has obligations or its assets are otherwise bound:

(a) (i) that requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000, (ii) pursuant to which any Person is obligated to provide any services to Parent or a Parent Subsidiary with respect to the operation of any Parent Property  and that require annual expenditures in excess of $50,000, or (iii) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease;

(b) that constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary;

(c) that constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(d) that obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within sixty (60) days without penalty to Parent or any Parent Subsidiary, except for any Parent Lease;

(e) that contains a transaction fee, termination fee, or other similar fee in an amount in excess of $100,000;

(f) that contains any non-compete, non-solicit or exclusivity or restrictive provisions with respect to the ability of Parent or any Parent Subsidiary to engage in any line of business or geographic area (other than the organizational documents of the Parent and the Parent Subsidiaries);

(g) that sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Parent or any Parent Subsidiary with a third party;

(h) that obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or a Parent Subsidiary is the indemnitor (other than the organizational documents of the Parent and the Parent Subsidiaries);

(i) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(j) constitutes an agreement under which Parent or a Parent Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $500,000; or

(k) that is required to be filed as an exhibit to the Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), Item 601(b)(4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

“Parent Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of April 16, 2014, as amended from time to time.

“Parent Stockholders Meeting” means the meeting of the holders of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, REIT, other entity, organization or group (as defined in Section 13(d) of the Exchange Act).

“Representative” of any Person means any Affiliate, officer, director, trustee or employee of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, REIT or other organization, whether incorporated or unincorporated, of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (except that, for purposes of this definition all percentages included in the definition of “Acquisition Proposal” shall be replaced by 50%) made after the date hereof that the Company Board or Parent Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors, will be more favorable to holders of the Company’s Common Stock or the Parent’s Common Stock (solely in their capacities as such), as applicable, than the Company Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the legal, financial, regulatory, business terms, any conditions to consummation, the likelihood of such Acquisition Proposal being consummated on a timely basis on the terms proposed and any other aspects of the transaction and the identity of the Person making such proposal, and taking into account any revisions to the financial terms of this Agreement proposed by the other Party in response to such proposal or otherwise).

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges.

“Total Assets” means the sum of (a) the Contributed Asset Value Difference, (b) the total assets as of the end the most recently completed Fiscal Quarter or the Fiscal Year, as applicable, as presented in the Parent Financial Statements, (c) with respect to each real property of Parent acquired after the end of the most recently completed Fiscal Quarter or Fiscal Year, as applicable, the most recent appraised values of such properties (or, if no appraisal has been completed for such property, the purchase price of such property), (d) the amount of cash and cash equivalents held by Parent and the Parent Subsidiaries that is in excess of any cash or cash equivalents included on the balance sheet of Parent as of the end of the most recently completed Fiscal Quarter or Fiscal Year, as applicable, (e) the sum of most recent appraised values of each of the Company Properties, and (f) the amount of cash set forth on the most recent GAAP balance sheet of the Company.

“VWAP of Parent Common Stock” shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the second Business Day prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means a deliberate act which is taken or a deliberate failure to act, which is not taken, in each case, with the actual knowledge that such act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a breach of this Agreement.

Section 1.2Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Agreement”	Section 7.4(a)
“Agreement”	Preamble
“Amended Charter”	Section 2.4(a)
“Amended Partnership Agreement”	Section 2.4(b)
“Amended LLC Agreement”	Section 2.4(a)
“Articles of Merger”	Section 2.3(a)
“Book-Entry Share”	Section 3.1(d)
“Break-up Fee”	Section 9.2(b)
“Buyer Parties”	Preamble
“Capital Expenditures”	Section 6.1(u)
“Certificate”	Section 3.1(d)
“Certificate of Limited Partnership”	Section 4.1(d)
“Change in Company Recommendation”	Section 7.4(d)
“Change in Parent Recommendation”	Section 7.4(d)
“Claim”	Section 7.5(b)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Commitment”	Section 4.10
“Company”	Preamble
“Company Board”	Section 4.2(b)
“Company Bylaws”	Section 4.1(d)
“Company Charter”	Section 4.1(d)
“Company Certificate of Merger”	Section 2.3(a)
“Company Common Stock”	Preamble
“Company Disclosure Schedule”	Article IV

“Company Employee Programs”	Section 4.14(a)
“Company Equity Incentive Plan”	Section 3.1(f)
“Company Governing Documents”	Section 4.1(d)
“Company Leases”	Section 4.12(f)
“Company Merger”	Preamble
“Company Merger Effective Time”	Section 2.3(a)
“Company Parties”	Preamble
“Company Preferred Stock”	Section 4.3(a)
“Company Properties”	Section 4.12(a)
“Company Recommendation”	Section 4.2(b)
“Company SEC Reports”	Section 4.8(a)
“Company Stockholder Approval”	Section 4.18
“Company Subsidiary”	Section 4.1(b)
“Company Subsidiary Organizational Documents”	Section 4.1(d)
“Company Title Insurance Policy”	Section 4.12(c)
“Confidentiality Agreement”	Section 7.6(b)
“Drop Dead Date”	Section 9.1(b)(iv)
“DLLCA”	Preamble
“DRULPA”	Preamble
“DSOS”	Section 2.3(a)
“Encumbrances”	Section 4.12(a)
“Exchange Agent”	Section 3.3(a)
“Exchange Fund”	Section 3.3(a)
“Exchange Ratio”	Section 3.1(c)
“Fee Payee”	Section 9.4(a)
“Fee Payor”	Section 9.4(a)
“Form S-4”	Section 4.6
“Fractional Share Consideration”	Section 3.1(c)
“Indemnified Party”	Section 7.5(a)
“Joint Proxy Statement”	Section 3.3(a)
“Letter of Transmittal”	Section 3.3(c)(i)
“Maryland Court”	Section 10.7(b)
“Maximum Premium”	Section 7.5(c)
“Merger Consideration”	Section 3.1(c)
“Merger Partnership”	Preamble
“Merger Partnership Agreement”	Section 5.1(d)
“Merger Partnership Certificate of Limited Partnership”	Section 5.1(d)
“Merger Sub”	Preamble
“Merger Sub GP”	Preamble
“Mergers”	Preamble
“MGCL”	Preamble
“New OP Units”	Section 3.2(c)
“Notice of Recommendation Change”	Section 7.4(e)
“Notice Period”	Section 7.4(e)
“Other Filings”	Section 7.2

“Parent”	Preamble
“Parent Board”	Preamble
“Parent Bylaws”	Section 5.1(d)
“Parent Charter”	Section 5.1(d)
“Parent Confidentiality Agreement”	Section 7.6(c)
“Parent Disclosure Schedule”	Article V
“Parent Employee Programs”	Section 5.14(a)
“Parent Equity Incentive Plan”	Section 5.3(a)
“Parent Governing Documents”	Section 5.1(d)
“Parent Leases”	Section 5.12(f)
“Parent OP”	Preamble
“Parent OP GP”	Preamble
“Parent OP Units”	Section 3.2
“Parent Preferred Stock”	Section 5.3(a)
“Parent Preferred Units”	Section 3.2
“Parent Properties”	Section 5.12(a)
“Parent Recommendation”	Section 5.2(b)
“Parent Restricted Stock”	Section 5.3(c)
“Parent SEC Reports”	Section 5.8(a)
“Parent Stockholder Approval”	Section 5.18
“Parent Subsidiary”	Section 5.1(b)
“Parent Subsidiary Organizational Documents”	Section 5.1(d)
“Parent Title Insurance Policy”	Section 5.12(c)
“Party”	Preamble
“Partnership”	Preamble
“Partnership Agreement”	Section 4.1(d)
“Partnership Merger”	Preamble
“Partnership Merger Certificate”	Section 2.3(b)
“Partnership Merger Effective Time”	Section 2.3(b)
“Partnership OP Units”	Preamble
“Permit”	Section 4.7
“Qualifying Income”	Section 9.4(a)
“Qualified REIT Subsidiary”	Section 4.11(f)
“REIT”	Section 4.11(b)
“RSU Award”	Section 3.1(f)
“Sarbanes-Oxley Act”	Section 4.8(a)
“SDAT”	Section 2.3(a)
“Section 9.3 Amount”	Section 9.4(a)
“Securities Laws”	Section 4.8(a)
“Surviving Partnership”	Section 2.1(b)
“Surviving REIT Entity”	Section 2.1(a)
“Takeover Statutes”	Section 4.28
“Taxable REIT Subsidiary”	Section 4.11(f)
“Tax Protection Agreement”	Section 4.11(m)
“Transfer Taxes”	Section 7.9(b)

ARTICLE II

THE MERGERS

Section 2.1The Mergers.

(a)Company Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the Company and Merger Sub shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease and (ii) the Merger Sub shall continue as the surviving entity (the “Surviving REIT Entity”).

(b)Partnership Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Partnership and Merger Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Partnership, whereupon the separate existence of Merger Partnership shall cease and (ii) the Partnership shall continue as the surviving entity (the “Surviving Partnership”) in the Partnership Merger.

Section 2.2Closing. The closing of the Mergers (the “Closing”) will take place at 9:29 a.m. (Eastern Time) on a date to be agreed by Parent and the Company, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), and, subject to the foregoing, shall take place at the offices of Goodwin Procter  LLP, 620 Eighth Avenue, New York, New York 10018, or at such other place as mutually agreed in writing to by the Parties.  The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.3Effective Times.

(a)Company Merger Effective Time.  Concurrently with the Closing and as promptly as practicable following the Partnership Merger Effective Time, the applicable Parties hereto shall file (i) the articles of merger with respect to the Company Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with, the applicable provisions of the MGCL and (ii) the certificate of merger with respect to the Company Merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in a form that complies with the DLLCA.  The Company Merger shall become effective on the date and time at which the Articles of Merger and the Company Certificate of Merger have been filed with, and accepted for record by, the SDAT and the DSOS, respectively, or at such other date and time as is agreed between the Parties, not to exceed thirty (30) days from the date the Articles of Merger are filed with, and accepted for record by, the SDAT, and specified in the Articles of Merger (such date and time, the “Company Merger Effective Time”), and the applicable Parties will take such actions as are necessary to have such filing effective at 9:29 a.m. Eastern time on the Closing Date.

(b)Partnership Merger Effective Time.  Concurrently with the Closing and immediately prior to the Company Merger Effective Time, the Partnership shall file the certificate of merger (the “Partnership Merger Certificate”) with the DSOS in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA.  The Partnership Merger shall become effective on the date and time at which the Partnership Merger Certificate has been duly filed with the DSOS or at such other date and time as is agreed between the Parties and specified in the Partnership Merger Certificate (such date and time, the “Partnership Merger Effective Time”), it being acknowledged and agreed that the applicable Parties shall cause the Partnership Merger to occur on the Closing Date prior to the Company Merger Effective Time.

Section 2.4Organizational Documents.

(a)Charter and Bylaws.  At the Company Merger Effective Time, (i) the certificate of formation of the Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving REIT Entity (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving REIT Entity, as applicable) (the “Amended Charter”), until thereafter supplemented or amended as provided therein and in accordance with applicable Law, and (ii) the limited liability company operating agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company operating agreement of the Surviving REIT Entity (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving REIT Entity) (the “Amended LLC Agreement”) until thereafter amended as provided therein and in accordance with applicable Law and the applicable provisions of the certificate of formation of the Surviving REIT Entity.

(b)General Partner; Limited Partnership Agreement.  At the Partnership Merger Effective Time, (i) the Merger Sub GP shall be the general partner of the Surviving Partnership, until replaced in accordance with applicable Law, and (ii) the Partnership Agreement (as defined below) of the Partnership shall be amended and restated to read in its entirety as the limited partnership agreement of Merger Partnership as in effect immediately prior to the Partnership Merger Effective Time (except that references therein to the name of Merger Partnership shall be replaced by references to the name of the Surviving Partnership), until thereafter amended as provided therein or by Law (the “Amended Partnership Agreement”).

Section 2.5Directors and Officers of the Surviving REIT Entity and Officers of the Surviving Partnership.

(a)Subject to applicable Law, at the Company Merger Effective Time, the members of the board of directors of Merger Sub immediately prior to the Company Merger Effective Time shall be the members of the board of directors of the Surviving REIT Entity, each to hold office in accordance with the Amended Charter and Amended LLC Agreement of the Surviving REIT Entity.

(b)From and after the Company Merger Effective Time, the officers of Merger Sub at the Company Merger Effective Time shall be the officers of the Surviving REIT

Entity, each to hold office in accordance with the Amended Charter and Amended LLC Agreement of the Surviving REIT Entity.

(c)From and after the Partnership Merger Effective Time, the officers of Merger Partnership at the Partnership Merger Effective Time shall be the officers of the Surviving Partnership, each to hold office in accordance with the Amended Partnership Agreement.

Section 2.6Tax Consequences.  It is intended that, for U.S. federal income tax purposes: (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and (b) the Partnership Merger constitute an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being a continuation of Parent OP and the Partnership terminating pursuant to Treasury Regulations Section 1.708-1(c)(1).

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1Effect on Shares and Membership Interests.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:

(a)Merger Sub Membership Interests.  The membership interests of Merger Sub issued and outstanding as of immediately prior to the Company Merger Effective Time shall remain issued and outstanding and unchanged in the Company Merger.

(b)Cancellation of Company-Owned and Buyer Party-Owned Company Common Stock.  All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company and all shares of Company Common Stock owned by the Buyer Parties or any of their respective wholly owned Subsidiaries, in each case, as of immediately prior to the Company Merger Effective Time, shall be cancelled and shall cease to exist, with no payment made with respect thereto.

(c)Conversion of Company Common Stock.  Subject to Section 3.5, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time, other than shares of Company Common Stock to be cancelled in accordance with Section 3.1(b), shall automatically be converted into the right to receive 0.7417 (as the same may be adjusted pursuant to Section 3.1(e), the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”), without interest, but subject to any withholding required under applicable tax Law, plus the right, if any, to receive pursuant to Section 3.7, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock would have been converted pursuant to this Section 3.1(c) (the “Fractional Share Consideration”).

(d)Cancellation of Company Common Stock. As of the Company Merger Effective Time, all shares of Company Common Stock, other than shares of the

Company Common Stock to be cancelled in accordance with Section 3.1(b), issued and outstanding immediately prior to the Company Merger Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Company Merger Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Merger Consideration, without interest, in accordance with Section 3.1(c), including the right, if any, to receive Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 3.3(e).

(e)Adjustments. The Merger Consideration shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Company Merger Effective Time. The Exchange Ratio shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Parent Common Stock outstanding after the date hereof and prior to the Company Merger Effective Time.

(f)RSU Awards. Any and all shares of Company Common Stock subject to outstanding awards of restricted stock units (each, an “RSU Award”) granted under the Company’s 2014 Equity Incentive Plan (the “Company Equity Incentive Plan”) which, immediately prior to the Company Merger Effective Time, have become fully earned and fully vested under the terms of the applicable award agreements relating to each such RSU Award (as the same exists on the date hereof), shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common stock underlying the earned and vested portion of the RSU Award multiplied by the Exchange Ratio. Any portion of an RSU Award that has not been earned and fully vested immediately prior to the Company Merger Effective Time shall automatically and without notice terminate, be forfeited and be and become null and void, and such holder shall cease to have any rights or interests with respect thereto.

(g)Company Equity Incentive Plan. Prior to the Company Merger Effective Time, the Company and Parent agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.1(g).  Unless Parent otherwise determines prior to the Company Merger Effective Time, as of the Company Merger Effective Time, the Company Equity Incentive Plan shall terminate and no further stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, cash-based awards, performance share awards, dividend equivalent rights, LTIP units or other equity-based awards or other rights with respect to shares of the Company’s Common Stock contemplated under the Company Equity Incentive Plan shall be granted thereunder.

Section 3.2Effect on Partnership Interests.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger Partnership, Merger Sub GP, the Partnership, the Company or the holders of Partnership OP Units or holders of Class A common limited partnership interests in the Parent OP (“Parent OP Units”) or the holders of Series A preferred limited partnership interests in Parent OP (“Parent Preferred Units”):

(a)Partnership GP Interests. The general partnership interest in the Partnership, which is owned entirely by the Company, shall, at the Partnership Merger Effective Time, automatically be cancelled and no payment shall be made with respect thereto.

(b)Merger Partnership GP Interests.  The general partnership interest in Merger Partnership, which is owned entirely by Merger Sub GP, shall, at the Partnership Merger Effective Time, automatically be converted into one Partnership OP Unit, and Merger Sub GP shall be admitted as the sole general partner of the Surviving Partnership.

(c)Conversion of Partnership OP Units.  Each Partnership OP Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time (including any Partnership OP Units held by the Company) shall automatically be converted into a number of new validly issued Parent OP Units (“New OP Units”) in an amount equal to the Exchange Ratio, and each holder of New OP Units shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement. No fractional New OP Units will be issued in the Partnership Merger. Any fractional New OP Unit that would otherwise be issued to any holder of Partnership OP Units shall be rounded down to the nearest whole number and the holders of Partnership OP Units shall not be entitled to any further consideration with respect thereto.

(d)Merger Partnership LP Interests.  The limited partnership interest in Merger Partnership, which is owned entirely by Parent OP, shall automatically be converted into ninety-nine Partnership OP Units representing the limited partner interests in the Partnership, and Parent OP shall be admitted as the sole limited partner of the Surviving Partnership.

Section 3.3Exchange of Certificates.

(a)Exchange Agent. Not less than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(c) and Section 3.7.  On or before the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(c) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.3(e) (such evidence of book‑entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e) out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose.

(b)Share and Partnership OP Unit Transfer Books.  From and after the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Stock.  From and after the Company Merger Effective Time, the holders of Certificates (or Book-Entry Shares) representing ownership shares of the Company Common Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  From and after the Company Merger Effective Time, any Certificates presented to the Exchange Agent, Parent or the transfer agent for any reason shall be exchanged as provided in this Article III. From and after the Partnership Merger Effective Time, there shall be no transfers on the unit transfer books of the Partnership or the Surviving Partnership of Partnership OP Units. From and after the Partnership Merger Effective Time, the holders of Partnership OP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Partnership OP Units, except as otherwise provided herein.

(c)Exchange Procedures. As soon as possible after the Company Merger Effective Time (but in any event within three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Company Merger Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c): (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent only upon proper delivery of the Certificates to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree upon, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.7 and dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e). Upon surrender of a Certificate to the Exchange Agent, or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificate pursuant to the provisions of this Article III, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.7 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e) to be mailed or delivered by wire transfer, within three (3) Business Days following the later to occur of (A) the Company Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed, at any time after the Company Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or in respect of Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares or on any distributions to which holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.3(e) hereof.

(d)Book-Entry Shares.  Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration (or any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.1(c) or distribution to which such holder is entitled pursuant to Section 3.3(e)) that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Company Merger Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Company Merger Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.1(c) and any distribution to which such holder is entitled pursuant to Section 3.3(e) (less required withholdings as provided in Section 3.5) for each Book-Entry Share.  Payment of the Merger Consideration, Fractional Share Consideration and distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(e)Dividends with Respect to Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(f)No Further Ownership Rights in Company Common Stock.  At the Company Merger Effective Time, holders of shares of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article III.  The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock (or automatically in the case of Book-Entry Shares) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares.

(g)Termination of Exchange Fund.  Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Stock) which remains undistributed to the holders of shares of Company Common Stock for six (6) months after the Company Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock prior to the Company Merger who have not theretofore complied with this Article III shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration.

(h)No Liability.  None of the Buyer Parties, the Company Parties, the Exchange Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(i)Investment of Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund, as directed by the Parent, on a daily basis.  Any net profit resulting from, or interest or other income produced by, such investments shall be paid to Parent.  No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article III. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall, as promptly as reasonably practicable, replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments in accordance with Section 3.3(c).

Section 3.4Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such

Certificate to be lost, stolen or destroyed, and, to the extent required by the Exchange Agent, the posting by such Person of a bond in customary amount, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any distributions to which such holder is entitled pursuant to this Article III.

Section 3.5Withholding Rights.  Each of the Parties, each of their respective Representatives and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by any of the Buyer Parties, their respective Representatives or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by such Buyer Party, Representative, or the Exchange Agent, as applicable.

Section 3.6Dissenters’ Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the Mergers or other transactions contemplated hereby, including any remedy under Sections 3‑201 et seq. of the MGCL.

Section 3.7Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth (i) in the Company SEC Reports (as defined herein) filed or furnished to the SEC as applicable, prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article IV), and (ii) in the disclosure schedules of the Company Parties delivered at or prior to the execution hereof to the Buyer Parties (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure set forth in the Company Disclosure Schedule shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made; provided, that (x) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company Parties made herein and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party exists or has actually occurred), each of the Company and the Partnership, jointly and severally, represent and warrant to Parent, Parent OP and the other Buyer Entities that:

Section 4.1Existence; Good Standing; Compliance with Law.

(a)The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland. Section 4.1(a)(i) of the Company Disclosure Schedule lists the jurisdictions in which the Company is duly qualified or licensed to do business as a foreign corporation.  Except as set forth in Section 4.1(a)(ii) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

(b)A true, correct and complete list of each of the Company’s subsidiaries (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of organization, jurisdictions of foreign qualification, and the Company’s direct or indirect ownership or other equity interest in each such Company Subsidiary, is listed in Section 4.1(b) of the Company Disclosure Schedule. Each of the Company Subsidiaries is a limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.  The Company has no other Subsidiaries other than the Company Subsidiaries.

(c)Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any Governmental Authority, or has received any written notice that the Company or any of the Company Subsidiaries is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, except where such violation, alone or together with all other violations, would not have, or reasonably be expected to have, a Company Material Adverse Effect.  The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable Law in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

(d)The Company has previously made available to Parent on the Company Datasite true, correct and complete copies of (i) the charter of the Company (the “Company Charter”), (ii) the amended and restated bylaws of the Company (the “Company Bylaws” and, together with the Company Charter, the “Company Governing Documents”), (iii) the certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”), (iv) the second amended and restated agreement of limited partnership of the Partnership (the “Partnership Agreement”) and (v) the articles of incorporation or other charter or formation documents, bylaws, limited partnership and limited liability company agreements or other organizational documents of each of the Company Subsidiaries (the “Company Subsidiary Organizational Documents”), and in each such case, all amendments thereto of, each of the Company Subsidiaries as in effect on the date of this Agreement.  Each of the Company Charter, Company Bylaws, Partnership Agreement, Certificate of Limited Partnership and the Company Subsidiary Organizational Documents are in full force and effect, and neither the Company, the Partnership nor any of the Company Subsidiaries is in violation of any of the provisions of such documents.

Section 4.2Authority.

(a)The Company has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Company Merger.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of the Company, subject, with respect to the Company Merger, to receipt of the Company Stockholder Approval, and to the filing of the Articles of Merger with the SDAT and the filing of the Company Certificate of Merger with the DSOS, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Merger or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Partnership and each of the Buyer Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)The board of directors of the Company (the “Company Board”), at a duly held meeting, has, on behalf of the Company and in its capacity as the general partner of the Partnership, (i) duly and validly authorized, adopted  and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company, (ii) directed that the Company Merger and the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Company Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4 hereof, and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. No other action on the part of the Company is necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby or thereby.

(c)The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Partnership is a party, including the Partnership Merger.  The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of the Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with the DSOS.  This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery hereof by the Company and each of the Buyer Parties, constitutes a valid and legally binding obligation of the Partnership, enforceable against Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3Capitalization.

(a)The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of the close of business on August 31, 2016, (i) 16,921,897 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 143,458 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding restricted stock unit awards granted pursuant to the Company Equity Incentive Plan, (iv) 806,400 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company Equity Incentive Plan, subject to adjustment on the terms set forth in the Company Equity Incentive Plan, (v) no stock options, warrants, rights, performance shares, performance share units, “phantom” stock, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company or any Company Subsidiary (other than the restricted stock units disclosed in clause (iii) and the

Partnership OP Units disclosed in clause (vi)) with respect to the Company Common Stock were outstanding, and (vi) 3,269,556 shares of Company Common Stock were reserved for issuance upon redemption of Partnership OP Units.  As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above.  Since August 31, 2016, the Company has not issued any shares of Company Common Stock, any share of Company Preferred Stock or any restricted stock unit or other equity awards.  All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)The Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter (whether together with such stockholders or as a separate class).

(c)Section 4.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the RSU Awards granted under the Company Equity Incentive Plan, including the name of the Person to whom such RSU Awards have been granted, the number of shares of Company Common Stock subject to each RSU Award, the date on which such RSU Award was granted and the terms for vesting such RSU Award.  All shares of Company Common Stock to be issued pursuant to any RSU Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.  As of August 31, 2016, there were 143,458 RSU Awards outstanding.  Other than the RSU Awards set forth on Section 4.3(c) of the Company Disclosure Schedule there are no other equity-based awards or other rights with respect to shares of the Company’s Common Stock issued and outstanding under the Company Equity Incentive Plan.  All RSU Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules, (ii) granted in accordance with the terms of the Company Equity Incentive Plan, and (iii) documented with  an agreement or award document, a true, complete and correct copy of which has been made available to Parent on the Company Datasite, without deviation or amendment, modification or supplement in any material respect. The treatment of the RSU Awards contemplated in Section 3.1(f) complies with the terms of the Company Equity Incentive Plan and applicable award agreements.

(d)Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(e)Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

(f)Except as set forth in Section 4.3(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(g)The Company does not have a “poison pill” or similar stockholder rights plan.

(h)Except as set forth above, there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary was bound with respect to the voting of any shares of capital stock of the Company or Company Subsidiaries, or (ii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound restricting the transfer of, or requiring the registration for the sale of, any shares of capital stock of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has granted any pre-emptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

(i)All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(j)The Company is the sole general partner of the Partnership.  As of August 31, 2016, the Company owned, directly and indirectly, 83.8% of the Partnership OP Units.  As of August 31, 2016, the Partnership’s Limited Partners, as defined in the Partnership Agreement (not including the Partnership OP Units held by the Company), owned 16.2% of the Partnership OP Units. Section 4.3(j) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of all Partnership OP Units, such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of Partnership OP Units held. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 4.3(j) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership.  Except as set forth in Section 4.3(j) of the Company Disclosure Schedule, the partnership interests owned by the Company and, to the knowledge of Company, the partnership interests owned by the Partnership’s Limited Partners (as defined in the Partnership Agreement), are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable Securities Laws (as defined below).  Since August 31, 2016, the Partnership has not issued any Partnership OP Units.

Section 4.4Subsidiary Interests. All issued and outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Company Subsidiary (other than the Partnership OP Units disclosed pursuant to Section 4.3 hereof) to issue, transfer or sell any interests with respect to any Company Subsidiary.  Except for the Partnership OP Units identified in Section 4.3(j) of the Company Disclosure Schedule as being owned by a holder other than the Company, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.5Other Interests. Except for the interests in the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

Section 4.6Consents and Approvals; No Violations.  Except as set forth in Section 4.6 of the Company Disclosure Schedule, subject to receipt of the Company Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, and (b) for filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, and the filing of the Company Merger Certificate and the Partnership Merger Certificate with the DSOS, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company and the Partnership of the transactions contemplated hereby or compliance by the Company or the Company Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) the filing with the SEC of (I) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Company Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration and effectiveness of the Form S-4, and (II) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE MKT LLC, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, give rise to any right of purchase, first offer or forced sale, result in the triggering of any payment or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to the Company or any Company Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) have, or reasonably be expected to prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by the Company or the Partnership of its material obligations under this Agreement or (C) have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.7Compliance with Applicable Laws. Since January 1, 2014, none of the Company or any Company Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of,  any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.13 or Section 4.21, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the Permits (as defined below) that are the subject of Section 4.12 and Section 4.13, which are addressed solely in those Sections, the Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a “Permit”) necessary to conduct the Company’s or a Company Subsidiary’s business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not  reasonably be likely to have a Company Material Adverse Effect. To the Company’s Knowledge, none of the Company or any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

Section 4.8SEC Reports, Financial Statements and Internal Controls.

(a)The Company has made available to Parent on the Company Datasite complete and correct copies of all written correspondence between the SEC and the Company.  Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, each of the Company Parties has, since October 23, 2015, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act (the “Securities Laws”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes‑Oxley Act”) (such documents, together with any documents and information incorporated therein by reference, collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws applicable to “Emerging Growth Companies” (as such term is defined in the Securities Act).  At all times since the initial confidential submission of the registration statement on Form S-11 in connection with the Company’s initial public offering, the Company has satisfied and satisfies all requirements to qualify as an “Emerging Growth Company” as defined in the Securities Act.  Except for matters relating to open comment letters with the SEC as set forth in Section 4.8(a) of the Company Disclosure Schedule, as of their respective dates, the Company SEC Reports

(other than preliminary materials) (a) complied (or with respect to Company SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws applicable to Emerging Growth Companies and (b) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Reports filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of the Company or the Partnership.  Neither the Company nor the Partnership has any outstanding and unresolved comments from the SEC with respect to the Company SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect.  No Company Subsidiary is required to file any form or report with the SEC.

(b)Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off‑balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Reports.

(c)Except as disclosed in the Company SEC Reports or as set forth in Section 4.8(c) of the Company Disclosure Schedule, there are no liabilities of  the Company or any Company Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of  the Company or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Company dated as of June 30, 2016 (including the notes thereto) as required by GAAP, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) that will be discharged or paid in full prior to the Closing

Date, or (iv) incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2016.

(d)Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.  Since October 23, 2015, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the reports the Company is required to file under the Exchange Act, and (z) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent registered public accounting firm and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) all known significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

Section 4.9Litigation.  Except as set forth in the Company SEC Reports or in Section 4.9 of the Company Disclosure Schedule, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, and (b) neither the Company nor any Company Subsidiary nor any of the Company Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority which, in the case of (a) or (b), individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the Mergers, (ii) otherwise would reasonably be expected to prevent or materially delay performance by the Company of any of its material obligations under this Agreement, or (iii) have, or would reasonably be expected to have, a material adverse impact on the Company or any of its Subsidiaries or any of the Company Properties.

Section 4.10Absence of Certain Changes.  Except as expressly contemplated by this Agreement or as  disclosed in the Company SEC Reports or in Section 4.10 of the Company Disclosure Schedule, from January 1, 2016 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the regular quarterly dividends to be paid to holders of Company Common Stock); (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement or any lease (capital or otherwise)), borrowing, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants, investment bankers and other services incurred in connection with the Mergers; (c) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11Taxes.

(a)Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all U.S. federal and state income and all other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (b) has timely paid (or had timely paid on their behalf) all U.S. income and all other material Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements contained in the Company SEC Reports.

(b)The Company (i) for all taxable years commencing with January 1, 2012 through December 31, 2015 has been subject to taxation as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2015 to the date hereof, and will continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its status as a REIT.

(c)Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.  True, correct and complete copies of all federal and state income Tax Returns for the Company and each Company Subsidiary with respect to the taxable years commencing on or after January 1, 2012 have been made available to representatives of Parent on the Company Datasite.

(d)Except as set forth in Section 4.11(d) of the Company Disclosure Schedule no deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

(e)Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company does not directly or indirectly hold any asset the disposition of which would subject it to tax on built-in gain pursuant to IRS Notice 88‑19, Section 1.337(d)‑7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder.

(f)No entity in which the Company directly or indirectly owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).  Section 4.11(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, “partnership” or entity disregarded from its owner.  No entity in which the Company directly or indirectly owns an interest is a “publicly traded partnership” taxable as a corporation under of Section 7704(b) of the Code.

(g)Taking into account all distributions to be made by the Company prior to the Company Merger Effective Time, the Company will have distributed cash to its stockholders in its taxable year ending with the Company Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Company Merger, and the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Company Merger.

(h)Except as set forth on Section 4.11(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.

(i) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) except as set forth in Section 4.11(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

(j)Beginning with its taxable year commencing January 1, 2012, the Company and the Company Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 860(c), 337(d) (and the Treasury Regulations thereunder) or 4981 of the Code which have not been previously paid.

(k)The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(l)There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(m)There is no Tax allocation or sharing agreement or similar arrangement with respect to which the Company or any Company Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business).  There are no Tax Protection Agreements to which the Company, any Company Subsidiary or any other entity in which the Company or a Company Subsidiary has an interest is directly or indirectly subject.  For purposes of this Agreement, “Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons.

(n)Neither the Company nor any Company Subsidiary is a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(o)Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(p)The Company has no Knowledge of any prior or current ownership of the Company’s Common Stock (through the date hereof) that would prevent the Company from qualifying as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(q)Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(r)Neither the Company nor any of the Company Subsidiaries has participated in any transaction intended to qualify as an exchange subject to Section 1031(a)(1) of the Code that has not been completed, nor will the Company or any of the Company Subsidiaries participate in any such transaction that will not be completed prior to the Mergers

(s)This Section 4.11 contains the sole and exclusive representations and warranties of the Company Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.6, Section 4.8 and Section 4.14).

Section 4.12Properties.

(a)Except as set forth in Section 4.12(a)(i) of the Company Disclosure Schedule, the Company or one of Company Subsidiaries owns good, valid, insurable and marketable fee simple title to each of the real properties identified in Section 4.12(a)(i) of the Company Disclosure Schedule and a good and valid leasehold interest in each of the real properties identified in Section 4.12(a)(ii) (collectively, the “Company Properties”), which are all of the real estate properties owned or leased by them. In each case, except as provided below, such Company Properties are owned or leased, as the case may be, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for (i) liens for taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies that were made available to Parent on the Company Datasite prior to the date hereof, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).  Section 4.12(a)(iii) of the Company Disclosure Schedule sets forth all easements and similar contractual rights granted by, or in favor of, the Company or any Company Subsidiary, to access or use the property (including water rights (including with respect to wells)) by the Company, a Company Subsidiary or another Person, as applicable.

(b)Section 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, there are no real properties that either the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(c)Policies of title insurance (each, a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each Company Title Insurance Policy, the Company’s or the applicable Company Subsidiary’s applicable fee simple title to or leasehold interest in each Company Property, subject to the matters disclosed on the Company Title Insurance Policies.  The Company has made available to Parent on the Company Datasite all current Company Title Insurance Policies insuring the Company’s or the applicable Company Subsidiaries’ fee simple title to Company Properties or leasehold interest in any property leased by the Company or any Company Subsidiary and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy by the Company or any Company Subsidiary.

(d)Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice of any violation of any Law or requirement (including any agreement, easement or other right an unlimited duration that is necessary to permit the lawful use of the Company Properties) affecting any of the Company Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

(e)Except as provided for in Section 4.12(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s Knowledge, threatened with respect to any of the Company Properties, that would interfere in any material manner with the current use (or with respect to development properties, the future intended use) of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming (other than in connection with development properties) its continued use in the manner it is currently operated), or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation has been violated (and remains in violation) for any Company Property.

(f)Section 4.12(f)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to each of the applicable Company Properties (the “Company Leases”).  The Company has made available to Parent on the Company Datasite, true, correct and complete copies of all Company Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.  Except as set forth in Section 4.12(f)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default under any

Company Lease, other than any default that would not have, and would not reasonably be expected to have, a material adverse effect on any Company Property.  The Company has not received any notice from a tenant under a Company Lease cancelling or terminating such Company Lease prior to the end of the current term, and neither the Company nor any Company Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Company Lease. No option has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document as described in Section 4.12(f)(iii) of the Company Disclosure Schedule.

(g)Except as set forth in Section 4.12(g) of the Company Disclosure Schedule and except for any statutory rights or options to occupy or purchase any Company Property in favor of a Governmental Authority, neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Company Property or any portion thereof.

(h)Section 4.12(h) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the names of the Company Properties currently managed by each such party.

(i)The Company Properties (i) are supplied with electrical and natural gas utilities as reasonably required for their continued operation as they are now being operated, (ii) are, to the Company’s Knowledge, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (iii) are, to the Company’s Knowledge, adequate and suitable for the purposes for which they are presently being used.

(j)To the Company’s Knowledge, the Company has sufficient rights to (and the Company Properties have sufficient access to) water for each Company Property to continue to operate in a manner that such Company Property is currently being operated (or, with respect to development properties, as such Company Property is intended to be used and operated), excluding (i) to the extent affected by any necessary work on wells or related structures that the Company has disclosed in Section 6.1 of the Company Disclosure Schedule as planned capital expenditures, and (ii) any environmental factors and any changes in laws or regulations  occurring after the twelve (12) month anniversary of the date hereof that are outside the control of the Company.

(k)To the Company’s Knowledge, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(l)For each of the Company Properties, the Company has made available to Parent on the Company Datasite, true, correct and complete copies of the following: (i) all documents directly evidencing a water right, (ii) all water delivery contracts,

(iii) all water allocation documentation, (iv) all documentation confirming taxes or assessments paid to a mutual water company, an irrigation district, or some other kind of water district, and (v) all permits or licenses issued by the California State Water Resources Control Board or the applicable state Governmental Authority in which the applicable Company Property is located evidencing a water right.  To the Company’s Knowledge, all such documents are (i) if contracts, valid, binding and enforceable obligations of the counterparties thereto, and (ii) if permits, licenses, easements or similar property right, in full force and effect on the terms thereof, and, in each case, to the Company’s Knowledge, there are no breaches, violations or defects in such contracts, permits, licenses, easements or similar property rights that would impair the Company’s rights thereunder.

Section 4.13Environmental Matters.

(a)Section 4.13 of the Company Disclosure Schedule sets forth a true, correct and complete list of all environmental reports related to the environmental condition of the Company Properties in the Company’s possession, each of which has been made available to Parent on the Company Datasite prior to the date hereof.

(b)The Company and the Company Subsidiaries (i) are in compliance in all material respects with all Environmental Laws, and (ii) are in compliance in all material respects with their respective Environmental Permits.

(c)None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other Person has received any notice alleging that (i) the Company or any Company Subsidiary may be in violation of or there be any administrative or judicial enforcement proceeding pending, or, to the Knowledge  of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law; or (ii) that the Company or any Company Subsidiary may be potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location.

(d)None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other Person, has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that would be reasonably likely to result in (i) a requirement under any Environmental Laws for the Company or any Company Subsidiary to perform a response action or (ii) material liability for the Company and any Company Subsidiary under the Environmental Laws, and, to the Company’s Knowledge, no investigation, litigation or other proceeding is pending or threatened in writing with respect to clauses (i) and (ii).

(e)Since January 1, 2012, none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other Person has (i) assumed, by contract or, to the Company’s Knowledge, by operation of Law, any material liability under any Environmental Law or relating to any Hazardous Materials or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any

Environmental Law or relating to any Hazardous Materials or (ii) released Hazardous Materials on any real property owned, leased or operated by the Company or the Company Subsidiaries, except as would not reasonably be expected to have a material adverse effect on any Company Property.

(f)Notwithstanding any other provision of this Agreement, other than Section 4.6, Section 4.8, Section 4.9, Section 4.12(e) and Section 4.22, this Section 4.13 contains the exclusive representations and warranties of the Company Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.

Section 4.14Employee Benefit Plans.

(a)Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan that is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary would have any liability (contingent or otherwise) (“Company Employee Programs”).  Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

(b)With respect to each Company Employee Program, the Company has provided, or made available, to Parent on the Company Datasite (if applicable to such Company Employee Program):  (i) all documents embodying or governing such Company Employee Program, and any funding medium for the Company Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Company Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Company Employee Program (or other descriptions of such Company Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Company Employee Program.

(c)Each Company Employee Program has been administered in accordance with the requirements of applicable Law, including, without limitation, ERISA and the Code, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms.  No Company Employee Program or any other employee benefit plan maintained, sponsored or contributed to by the Company or any ERISA Affiliate now or at any time within the previous six years is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d)Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Company Employee Programs to have paid as contributions to such Company Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(e)Neither the Company, any Company Subsidiary or any person appointed or otherwise designated to act on behalf of the Company or any Company Subsidiary, has engaged in any transactions in connection with any Company Employee Program that could reasonably be expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f)No material liability or Action has been made, commenced or, to the knowledge of the Company, threatened with respect to any Company Employee Program (other than for benefits payable in the ordinary course of business).

(g)Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, no Company Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws) to any current or future retiree or former employee.

(h)Except as set forth in Section 4.14(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Company Merger will (either alone or together with any other event) (i) entitle any current or former employee or other service provider of the Company or a Company Subsidiary to severance pay, unemployment compensation or forgiveness of indebtedness, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Company Employee Program, or (ii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or not be deductible under Section 280G of the Code. There is no written or unwritten contract, plan or arrangement by which the Company or any Company Subsidiary are bound to gross up or otherwise indemnify or compensate any individual for excise or other Taxes payable pursuant to Section 4999 of the Code or Section 409A of the Code.

Section 4.15Labor and Employment Matters.

(a)Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices.  There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(b)Except as set forth in Section 4.15(b)(i) of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship.  Except as set forth in Section 4.15(b)(ii) of the Company Disclosure Schedule, there are no such proceedings which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.16No Brokers.  Other than with Citigroup Global Markets Inc. and Raymond James & Associates, Inc., which the Company has retained as its financial advisors in connection with the Mergers, and Pearson Realty, which the Company retained as a broker in connection with the sale of that certain real property commonly known as Hawk Creek Ranch, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or any of the Buyer Parties to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Mergers.

Section 4.17Opinions of Financial Advisors.  The Company Board has received (i) the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock and (ii) the opinion of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.18Vote Required. The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary, necessary to approve the Mergers and, to the extent such stockholder approval is required, the other transactions contemplated by this Agreement (the “Company Stockholder Approval”). The Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, the Partnership.

Section 4.19Company Material Contracts.

(a)Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, the Company SEC Reports set forth a true, correct and complete list of all Company Material Contracts as of the date hereof.  Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto, and, to the Company’s Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)Except as set forth in Section 4.19(b)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in violation of, or in default under (nor (i) does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, nor will the consummation of the Mergers result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Company Material Contract, except for such termination, amendments, accelerations, cancellations, losses or changes in a material benefit that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received written, or to the Knowledge of the Company, oral notice of any material violation of, or material default under, any Company Material Contract, except as set forth in Section 4.19(b)(ii) of the Company Disclosure Schedule.

(c)Except for any of the following identified in the Company SEC Reports, Section 4.19(c) of the Company Disclosure Schedule sets forth (x) a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Company or any Company Subsidiary has outstanding any Indebtedness, other than Indebtedness payable to the Company or a Company Subsidiary, and (y) the respective principal amounts, interest amounts and other penalties and premiums outstanding thereunder as of the date hereof.

Section 4.20Related Party Transactions

. Except as set forth in Section 4.20 of the Company Disclosure Schedule or in the Company SEC Reports filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from October 23, 2015 through the date of this Agreement, there have been no transactions or contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand,  that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21Intellectual Property.

(a)Neither the Company nor any Company Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company or any Company Subsidiary of any trademarks or patents.

(b)To the Knowledge of the Company, the conduct of the business of Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party.

(c)To the Knowledge of the Company, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights of Company or any Company Subsidiary and the Company has not received any written allegations to that effect.

(d)Except as set forth in Section 4.21(d) of the Company Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company and the Company Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 4.21(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in Section 4.21(a).

(e)This Section 4.21 contains the exclusive representations and warranties of the Company Parties with respect to intellectual property matters.

Section 4.22Insurance.  Except as set forth on Section 4.22 of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) and which the Company believes are adequate for the operation of its business and the protection of its assets. There is no claim by the Company or any Company Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer or (b) would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancellation or termination has been received by the Company with respect to any such insurance policy other than in connection with ordinary course renewals.

Section 4.23Definition of Company Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge,

after reasonable inquiry (including, without limitation, reasonable inquiry of representatives of the Persons identified in Section 4.23(a) of the Company Disclosure Schedule with respect to only Section 4.7 (to the extent related to Company Properties), Section 4.9 (to the extent related to Company Properties), Section 4.12 and Section 4.13 of this Agreement), of those Persons identified in Section 4.23(b) of the Company Disclosure Schedule.

Section 4.24Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company and the Partnership for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, on the date such Joint Proxy Statement is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Joint Proxy Statement will (with respect to the Company, its officers and directors and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Laws.  No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of the Company or the Partnership.

Section 4.25No Payments to Employees, Officers or Directors.  Except as set forth in Section 4.25 of the Company Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Mergers or any of the other transactions contemplated hereby, with respect to any employee, officer, director of the Company or any Company Subsidiary.

Section 4.26Hart-Scott-Rodino Antitrust Improvements Act.  The aggregate fair market value of the nonexempt assets of the Company and the Company Subsidiaries is less than $78.2 million.

Section 4.27No Other Representations or Warranties

Except for the representations and warranties made by the Company and the Partnership in this Article IV, neither the Company, the Partnership or any of their respective Representatives makes any representations or warranties, and the Company and the Partnership hereby disclaim any other representations or warranties, with respect to the Company, the Partnership, the Company Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company and the Partnership, notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 4.28Investment Company Act.  None of the Company or any Company Subsidiary is, or at the Company Merger Effective Time will be, required to be registered under the Investment Company Act.

Section 4.29Takeover Statutes. Each of the Company Parties has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition”, the provisions contained in Subtitle 6 of Title 3 of the MGCL or any other anti-takeover statute or similar federal or state statute (the “Takeover Statutes”) inapplicable to this Agreement, the Mergers and other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth (i) in the Parent SEC Reports (as defined herein) filed or furnished to the SEC as applicable, prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article V), and (ii) in the disclosure schedules of the Buyer Parties delivered at or prior to the execution hereof to the Buyer Parties (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure set forth in the Parent Disclosure Schedule shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made; provided, that (x) nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Buyer Parties made herein and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any of the Parent Subsidiaries is a party exists or has actually occurred), each of Parent and Parent OP, jointly and severally, represent and warrant to the Company and the Partnership that:

Section 5.1Existence; Good Standing; Compliance with Law.

(a)Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland. Section 5.1(a)(i) of the Parent Disclosure Schedule lists the jurisdictions in which Parent is duly qualified or licensed to do business as a foreign corporation. Except as set forth in Section 5.1(a)(ii) of the Parent Disclosure Schedule, Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material

Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

(b)A true, correct and complete list of each of the Parent’s Subsidiaries (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), together with the jurisdiction of organization, jurisdictions of foreign qualification, and Parent’s direct or indirect ownership or other equity interest in each such Parent Subsidiary, is listed in Section 5.1(b) of the Parent Disclosure Schedule. Each of the Parent Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Except as set forth in Section 5.1(b) of the Parent Disclosure Schedule, each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.  Each Parent Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.  Parent has no other Subsidiaries other than the Parent Subsidiaries.

(c)Except as set forth in Section 5.1(c) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is in violation of any Governmental Authority or arbitration board or tribunal, or has received any written notice that Parent or any of the Parent Subsidiaries is in violation of any Law to which the Company or any Parent Subsidiary or any of their respective properties or assets is subject, except where such violation, alone or together with all other violations, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.  Parent and the Parent Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable Law in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

(d)Parent has previously provided or made available to the Company on the Parent Datasite true, correct and complete copies of (i) the charter of Parent, as in effect on the date hereof  (the “Parent Charter”), (ii) the amended and restated bylaws of Parent, as in effect on the date hereof (the “Parent Bylaws” and, together with the Parent Charter, the “Parent Governing Documents”), (iii) the certificate of limited partnership of Merger Partnership (the “Merger Partnership Certificate of Limited Partnership”), (iv) the agreement of limited partnership of Merger Partnership (the “Merger Partnership Agreement”) and (v) the articles of incorporation or other charter or formation documents, bylaws, limited partnership and limited liability company agreements or other organizational documents of each of the Parent Subsidiaries (the “Parent Subsidiary Organizational Documents”), and in each such case, all amendments thereto of, each of the Parent Subsidiaries as in effect on the date of this Agreement.  Each of the Parent Charter, Parent Bylaws, Merger Partnership Agreement, Merger Certificate of Limited Partnership and the Parent Subsidiary Organizational Documents are in full force and effect, and neither Parent, Merger Partnership nor any of the Parent Subsidiaries is in violation of any of the provisions of such documents.

Section 5.2Authority.

(a)Parent has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Parent is a party, including the Company Merger.  The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of Parent, subject, with respect to the Company Merger, to receipt of the Parent Stockholder Approval, and to the filing of the Articles of Merger with the SDAT and the filing of the Company Certificate of Merger with the DSOS, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the Company Merger or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by Merger Partnership and each of the Company Parties, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)The Parent Board at a duly held meeting, has, on behalf of Parent and in its capacity as the sole member of the sole general partner of Parent OP, by unanimous vote, (i) duly and validly authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) be submitted for consideration at the Parent Stockholders Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4 hereof, and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. No other action on the part of Parent is necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby or thereby.

(c)Merger Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Merger Partnership is a party, including the Partnership Merger.  The execution, delivery and performance by Merger Partnership of this Agreement and the consummation by Merger Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of Merger Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with the DSOS.  This Agreement has been duly executed and delivered by Merger

Partnership and, assuming the due authorization, execution and delivery hereof by the Parent and each of the Company Parties, constitutes a valid and legally binding obligation of the Partnership, enforceable against Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3Capitalization.

(a)The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  As of the close of business on August 31, 2016 (i) 14,036,198 shares of Parent Common Stock were issued and outstanding (including the Parent Restricted Stock set forth under Section 5.3(c)), (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 285,933 shares of Parent Common Stock were available for grant under Parent’s Amended and Restated 2014 Equity Incentive Plan (the “Parent Equity Incentive Plan”).  All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(b)Parent has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for, securities having the right to vote) with the stockholders of Parent on any matter (whether together with such stockholders or as a separate class).

(c)Section 5.3(c) of the Parent Disclosure Schedule sets forth a true, complete and correct list of the shares of Parent’s restricted Common Stock (“Parent Restricted Stock”) granted under the Parent Equity Incentive Plan, including the name of the Person to whom such shares of Parent Restricted Stock have been granted, the date on which such shares of Parent Restricted Stock were granted and the terms for vesting such shares of Parent Restricted Stock.  All shares of Parent Restricted Stock to be issued pursuant to the Parent Equity Incentive Plan have been duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.  As of August 31, 2016, there were 180,199 unvested shares of Parent Restricted Stock outstanding.  Other than the shares of restricted stock set forth on Section 5.3(c) of the Parent Disclosure Schedule there are no other equity-based awards or other rights with respect to shares of the Parent’s Common Stock issued and outstanding under the Parent Equity Incentive Plan.

(d)Except as set forth in Section 5.3(d) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares, nor does Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(e)Except as set forth in Section 5.3(e) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent or any Parent Subsidiary.

(f)Except as set forth in Section 5.3(f) of the Parent Disclosure Schedule or in the Parent OP Partnership Agreement, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(g)Parent is the sole member of the sole general partner of Parent OP.  As of August 31, 2016, Parent owned 69.7% of the limited partnership interests in Parent OP.  As of August 31, 2016, Parent OP GP owned 100% of the general partnership interests in Parent OP. As of August 31, 2016, Parent OP’s Limited Partners, as defined in the Parent Partnership Agreement (not including the Parent OP Units held by Parent), owned 30.3% of the interests in Parent OP. Section 5.3(g) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the holders of all Parent OP Units and Parent Preferred Units, such holder’s most recent address and the exact number of Parent OP Units or Parent Preferred Units held. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent Partnership to issue, transfer or sell any partnership interests of Parent OP.  Except as set forth in Section 5.3(g) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent OP to repurchase, redeem or otherwise acquire any partnership interests of Parent OP.  Except as set forth in Section 5.3(g) of the Parent Disclosure Schedule, the partnership interests owned by Parent and, to the knowledge of Parent, the partnership interests owned by the Parent OP’s Limited Partners (as defined in the Parent Partnership Agreement), are subject only to the restrictions on transfer set forth in the Parent Partnership Agreement and those imposed by applicable Securities Laws (as defined below). Since March 2, 2016 and through the date hereof, Parent OP has not issued any Parent OP Units.

(h)Parent does not have a “poison pill” or similar stockholder rights plan.

(i)Except as set forth above, there are no (i) stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in Parent or any Parent Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which Parent or any Parent Subsidiary was bound with respect to the voting of any shares of capital stock of Parent or Parent Subsidiaries, or (iii) contractual obligations or commitments of any character to which the Parent or any Parent Subsidiary was a party or by which Parent or any Parent Subsidiary was bound restricting the transfer or, or requiring the registration for sale of, any shares of capital stock of Parent or any Parent Subsidiary.  Neither Parent nor any Parent Subsidiary has granted any pre-emptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

(j)All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable);

Section 5.4Subsidiary Interests.  All issued and outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Parent Subsidiary (other than the Parent OP Units disclosed pursuant to Section 5.3 hereof) to issue, transfer or sell any interests of  any Company Subsidiary.  Except for the Parent OP Units identified in Section 5.3(g) of the Parent Disclosure Schedule as being owned by a holder other than Parent, all issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly or indirectly by Parent free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on Parent’s or any Parent Subsidiary’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 5.5Other Interests. Except for the interests in the Parent Subsidiaries set forth in Section 5.1(b) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

Section 5.6Consents and Approvals; No Violations.  Except as set forth in Section 5.6 of the Parent Disclosure Schedule, subject to receipt of the Parent Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, and (b) for filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, and the filing of the Company Merger Certificate and the Partnership Merger Certificate with the DSOS, none of the execution, delivery or performance of this Agreement by Parent and Parent OP, the consummation by Parent and Parent OP of the transactions contemplated hereby or compliance by Parent or the Parent Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the organizational documents of Parent or any Parent Subsidiary, (ii) require any filing by Parent or any Parent Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) the filing with the SEC of (I) the Joint Proxy Statement in preliminary and definitive form and of the Form S-4, and declaration and effectiveness of the Form S-4, and (II) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by Parent or any Parent Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, give rise to any right of purchase, first offer or forced sale, result in the triggering of any payment or result in the creation of any lien or other encumbrance on any property or asset of Parent or any of the Parent Subsidiaries pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which Parent or any Parent Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to Parent or any Parent Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) reasonably be expected to prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by the Parent or Parent OP of its material obligations under this Agreement or (C) have, or reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.7Compliance with Applicable Laws. Since inception, none of Parent or any Parent Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.12, Section 5.13 or Section 5.21, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except for Permits that are the subject of Section 5.12 and Section 5.13, which are addressed solely in those Sections, Parent and each Parent Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances necessary to conduct Parent’s or a Parent Subsidiary’s business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Parent Material Adverse Effect. To Parent’s Knowledge, none of Parent or any Parent Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

Section 5.8SEC Reports, Financial Statements and Internal Controls.

(a)Parent has made available to the Company on the Parent Datasite complete and correct copies of all written correspondence between the SEC and Parent.  Except as set forth in Section 5.8(a) of the Parent Disclosure Schedule, each of the Buyer Parties has, since April 10, 2014, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, together with any documents and information incorporated therein by reference, collectively, the “Parent SEC Reports”), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws applicable to “Emerging Growth Companies” (as such term is defined in the Securities Act).  At all times since the initial confidential submission of the registration statement on Form S-11 in connection with Parent’s initial public offering, Parent has satisfied and satisfies all requirements to qualify as an “Emerging Growth Company” as defined in the Securities Act.  Except for matters relating to open comment letters with the SEC as set forth in Section 5.8(a) of Parent Disclosure Schedule, as of their respective dates, Parent SEC Reports (other than preliminary materials) (a) complied (or with respect to Parent SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws applicable to Emerging Growth Companies and (b) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Parent SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Reports filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or the Partnership.  Neither Parent nor the Partnership has any outstanding and unresolved comments from the SEC with respect to Parent SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Parent SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect.

(b)Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent’s or Parent Subsidiary’s audited financial statements or other Parent SEC Reports.

(c)Except as disclosed in the Company SEC Reports, as set forth in Section 5.8(c) of the Parent Disclosure Schedule, there are no liabilities of  Parent or any Parent Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of Parent or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Parent dated as of June 30, 2016 (including the notes thereto) as required by GAAP, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) that will be discharged or paid in full prior to the Closing Date, or (iv) incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2016.

(d)Since the end of Parent’s most recent audited fiscal year, except as set forth in Section 5.8(d) of the Parent Disclosure Schedule, there have been no significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Since January 1, 2016, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a‑15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (y) to Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in the reports Parent is required to file under the Exchange Act, and (z) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s independent registered public accounting firm and the audit committee of Parent Board (and made summaries of such disclosures available to the Company) (A) all known significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes‑Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.  No Parent Subsidiary is required to file any form or report with the SEC.

Section 5.9Litigation.  Except as set forth in Parent SEC Reports or in Section 5.9 of the Parent Disclosure Schedule, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries, and (b) neither Parent nor any Parent Subsidiary nor any of the Parent Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority which, in the case of (a) or (b), individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the Mergers, (ii) otherwise would reasonably expected to prevent or materially delay performance by Parent of any of its material obligations under this Agreement, or (iii) have, or would reasonably be expected to have, a material adverse impact on Parent or any of its Subsidiaries or any of the Parent Properties.

Section 5.10Absence of Certain Changes.  Except as expressly contemplated by this Agreement or as  disclosed in Parent SEC Reports or in Section 5.10 of the Parent Disclosure Schedule, from January 1, 2016 through the date hereof, Parent and the Parent Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than the regular quarterly dividends to be paid to holders of Parent Common Stock); (b) any Commitment entered into by Parent or any of the Parent Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants, investment bankers and other services incurred in connection with the Mergers; (c) any material change in Parent’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11Taxes.

(a)Except as set forth in Section 5.11(a) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries (a) has timely filed (or had filed on their behalf) all U.S. federal and state income and all other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (b) has paid (or had paid on their behalf) all U.S. federal and state income and all other material Taxes that are required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)Parent (i) for all taxable years commencing with its taxable year ending December 31, 2014 through its taxable year ending December 31, 2015 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2015 to the date hereof, and intends to continue to operate for the taxable year that includes the Closing (and currently intends to continue to operate thereafter), in such a manner as to permit it to qualify as a REIT, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its status as a REIT.

(c)Except as set forth in Section 5.11(c) of the Parent Disclosure Schedule, the most recent financial statements contained in Parent SEC Reports reflect, to the knowledge of Parent, an adequate reserve for all material Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.  True, correct, and complete copies of all federal and state income Tax Returns for Parent and each Parent Subsidiary with respect to the taxable years commencing on or after January 1, 2014 have been delivered or made available to representatives of the Company on the Parent Datasite.

(d)To the knowledge of Parent, and except as set forth in Section 5.11(d) of the Parent Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed in writing against Parent or any of the Parent Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

(e)No entity in which Parent directly or indirectly owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).  Section 5.11(e) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each entity in which Parent directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, “partnership” or entity disregarded from its owner.  No entity in which Parent directly or indirectly owns an interest is a “publicly traded partnership” taxable as a corporation under of Section 7704(b) of the Code.

(f)Neither Parent nor any Parent Subsidiary has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.

(g) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary; (ii) except as set forth in Section 5.11(g) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither Parent nor any Parent Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

(h)Beginning with its taxable year ending December 31, 2014, Parent and the Parent Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 860(c), 337(d) (and the Treasury Regulations thereunder) or 4981 of the Code which have not been previously paid.

(i)Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(j)There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(k)There is no Tax allocation or sharing agreement or similar arrangement with respect to which Parent or any Parent Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business or Tax Protection Agreements entered into in connection with the acquisition of properties).

(l)Neither Parent nor any Parent Subsidiary is a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(m)Except as set forth on Section 5.11(m) to the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or a Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(n)This Section 5.11 contains the sole and exclusive representations and warranties of the Buyer Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.8 and Section 5.14).

Section 5.12Properties.

(a)Except as set forth in Section 5.12(a)(i) of the Parent Disclosure Schedule, Parent or one of Parent Subsidiaries owns good, valid, insurable and marketable fee simple title to each of the real properties identified in Section 5.12(a)(i) of the Parent Disclosure Schedule and a good and valid leasehold interest in each of the real properties identified in Section 5.12(a)(ii) of the Parent Disclosure Schedule (collectively, the “Parent Properties”), which are all of the real estate properties owned or leased by them. In each case, except as provided below, such Parent Properties are owned or leased, as the case may be, free and clear of Encumbrances, except for (i) liens for taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies that were made available to the Company on the Parent Datasite prior to the date hereof, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).

(b)Section 5.12(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by Parent or a Parent Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary as lessee or sublessee after the date of this Agreement. Except as set forth on Section 5.12(b) of the Parent Disclosure Schedule, there are no real properties that either Parent or any Parent Subsidiary is obligated to buy, lease or sublease at some future date.

(c)Policies of title insurance (each a “Parent Title Insurance Policy”) have been issued insuring, as of the effective date of each Parent Title Insurance Policy, Parent’s or the applicable Parent Subsidiary’s applicable fee simple title to or leasehold interest in each Parent Property, subject to the matters disclosed on the Parent Title Insurance Policies. Except as set forth on Section 5.12(c) of the Parent Disclosure Schedule, Parent has made available to the Company on the Parent Datasite all current Parent Title Insurance Policies insuring the Parent’s or the applicable Parent Subsidiaries’ fee simple title to Parent Properties or leasehold interest in any property leased by Parent or any Parent Subsidiary and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy by Parent or any Parent Subsidiary.

(d)Except as set forth in Section 5.12(d) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received written notice of any violation of any Law or requirement (including any agreement, easement or other right an unlimited duration that is necessary to permit the lawful use of the Company Properties) affecting any of Parent Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have, or reasonably be expected to have a Parent Material Adverse Effect.

(e)Except as provided for in Section 5.12(e) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received any notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of Parent Properties, that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming its continued use in the manner it is currently operated), or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation has been violated (and remains in violation) for any Parent Property.

(f)Section 5.12(f)(i) of the Parent Disclosure Schedule sets forth a true, correct and complete list of contracts pursuant to which Parent or any Parent Subsidiary leases, subleases, or otherwise grants a right of occupancy to any Person as landlord with respect to each of the applicable Parent Properties and with respect to which Parent or any Parent Subsidiary is entitled to receive $250,000 or more in revenue per annum (based upon anticipated revenues to be received by the Parent and the Parent Subsidiaries during fiscal year 2016) (the “Parent Leases”).  Parent has made available to the Company on the Parent Datasite true, correct and complete copies of all Parent Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.  Except as set forth in Section 5.12(f)(ii) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary, on the one hand, nor, to the knowledge of Parent, any other party, on the other hand, is in default under any Parent Lease, other than any default that would not have or would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has not received any written notice from a tenant under a Parent Lease cancelling or terminating such Parent Lease prior to the end of the current term, and neither Parent nor any Parent Subsidiary has received a written notice of any insolvency or bankruptcy proceeding involving any tenant under a Parent Lease.  No option has been exercised under any of the Parent Leases, except options whose exercise has been evidenced by a written document as described in Section 5.12(f)(iii) of the Parent Disclosure Schedule.

(g)Except as set forth in Section 5.12(g) of the Parent Disclosure Schedule, and except for any statutory rights or options to occupy or purchase any Company Property in favor of a Governmental Authority, neither Parent nor any of the Parent Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Parent Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Parent Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Parent Property or any portion thereof.

(h)As of the date hereof, none of Parent or any Parent Subsidiary is a party to any agreement relating to the management of any of the Parent Properties by a party other than Parent or a Parent Subsidiary.

(i)The Parent Properties (i) are supplied with electrical and natural gas utilities as reasonably required for their continued operation as they are now being operated, (ii) are, to the Parent’s Knowledge, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (iii) are, to the Parent’s Knowledge, adequate and suitable for the purposes for which they are presently being used.

(j)To the Parent’s Knowledge, Parent has sufficient rights to (and the Parent Properties have sufficient access to) water for each Parent Property to continue to operate in a manner that such Parent Property is currently being operated (or, with respect to development properties, as such Parent Property is intended to be used and operated), excluding any environmental factors and any changes in laws or regulations occurring after the twelve (12) month anniversary of the date hereof that are outside the control of Parent.

(k)To the Parent’s Knowledge, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(l)For each of the Parent Properties, Parent has made available to the Company on the Parent Datasite, true, correct and complete copies of the following: (i) all documents directly evidencing a water right, (ii) all water delivery contracts, (iii) all water allocation documentation, (iv) all documentation confirming taxes or assessments paid to a mutual water company, an irrigation district, or some other kind of water district, and (v) all permits or licenses issued by the applicable state Governmental Authority in which the applicable Parent Property is located evidencing a water right. To the Parent’s Knowledge, all such documents are (i) if contracts, valid, binding and enforceable obligations of the counterparties thereto, and (ii) if permits, licenses, easements or similar property right, in full force and effect on the terms thereof, and, in each case, to Parent’s Knowledge, there are no breaches, violations or defects in such contracts, permits, licenses, easements or similar property rights that would impair Parent’s rights thereunder.

Section 5.13Environmental Matters.

(a)Section 5.13 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all environmental reports related to the environmental condition of the Parent Properties in Parent’s possession, each of which has been made available to the Company on the Parent Datasite prior to the date hereof.

(b)Parent and the Parent Subsidiaries (i) are in compliance in all material respects with all Environmental Laws, and (ii) are in compliance in all material respects with their respective Environmental Permits.

(c)None of Parent, any Parent Subsidiary or, to Parent’s Knowledge, any other Person has received any written notice alleging that (i) Parent or any Parent Subsidiary may be in violation of or there be any administrative or judicial enforcement proceeding pending, or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary under any Environmental Law or (ii) that Parent or any Parent Subsidiary may be potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location.

(d)None of Parent or any Parent Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that would be reasonably likely to result in (i) a requirement under any Environmental Laws for Parent or any Parent Subsidiary to perform a response action or (ii) material liability for any Parent or Parent Subsidiary under the Environmental Laws, and, to Parent’s Knowledge, no investigation, litigation or other proceeding is pending or threatened in writing with respect to clauses (i) and (ii).

(e)Since January 1, 2012, none of Parent or any Parent Subsidiary has (i) assumed, by contract or, to Parent’s Knowledge, by operation of Law, any material liability under any Environmental Law or relating to any Hazardous Materials or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Materials or (ii) released Hazardous Materials on any real property owned, leased or operated by Parent or the Parent Subsidiaries except as would not reasonably be expected to have a material adverse effect on any Parent Property.

(f)Notwithstanding any other provision of this Agreement, other than Section 5.6, Section 5.8, Section 5.9, Section 5.12(e) and Section 5.22, this Section 5.13 contains the exclusive representations and warranties of the Buyer Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.

Section 5.14Employee Benefit Plans.

(a)Section 5.14(a) of Parent Disclosure Schedule sets forth a true, correct and complete list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan that is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Parent or any Parent Subsidiary or under which Parent or any Parent Subsidiary would have any liability (contingent or otherwise) (“Parent Employee Programs”).  Each Parent Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to Parent’s knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

(b)With respect to each Parent Employee Program, Parent has provided, or made available, to the Company on the Parent Datasite (if applicable to such Parent Employee Program):  (i) all documents embodying or governing such Parent Employee Program, and any funding medium for Parent Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Parent Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Parent Employee Program (or other descriptions of such Parent Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Parent Employee Program.

(c)Each Parent Employee Program has been administered in accordance with the requirements of applicable Law, including, without limitation, ERISA and the Code, except as has not, and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms.  No Parent Employee Program or any other employee benefit plan maintained, sponsored or contributed to by Parent or any ERISA Affiliate now or at any time within the previous six years is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d)Full payment has been made, or otherwise properly accrued on the books and records of Parent and any Parent Subsidiary, of all amounts that Parent and any Parent Subsidiary are required under the terms of Parent Employee Programs to have paid as contributions to such Parent Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Parent through the Closing Date.

(e)Neither Parent, any Parent Subsidiary or any person appointed or otherwise designated to act on behalf of Parent or any Parent Subsidiary, has engaged in any transactions in connection with any Parent Employee Program that could reasonably be expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f)No material liability or Action has been made, commenced or, to the knowledge of Parent, threatened with respect to any Parent Employee Program (other than for benefits payable in the ordinary course of business).

(g)Except as set forth in Section 5.14(g) of the Parent Disclosure Schedule, no Parent Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws) to any current or future retiree or former employee.

Section 5.15Labor and Employment Matters.

(a)Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Parent, or any of the Parent Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices.  There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to their business.  To Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent.

(b)Except as set forth in Section 5.15(b)(i) of the Parent Disclosure Schedule, there are no proceedings pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Parent or any of the Parent Subsidiaries in connection with the employment relationship. Except as set forth in Section 5.15(b)(ii) of the Parent Disclosure Schedule, there are no such proceedings which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.16No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of any of the Buyer Parties or any of their subsidiaries.

Section 5.17Opinion of Financial Advisor.  The Parent Board has received an opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Parent from a financial point of view.

Section 5.18Vote Required.  The affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at a meeting at which a quorum is present is the only vote of the holders of any class or series of capital stock of Parent or any Parent Subsidiary necessary to approve the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the

Partnership Merger) as contemplated in this Agreement (the “Parent Stockholder Approval”). The Parent Board and Merger Sub GP, as the sole general partner of the Merger Partnership, has approved this Agreement and the Partnership Merger, and such approvals are the only approvals necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, the Merger Partnership.

Section 5.19Parent Material Contracts.

(a)Except as set forth in Section 5.19(a) of the Parent Disclosure Schedule, the Parent SEC Reports set forth a true, correct and complete list of all Parent Material Contracts as of the date hereof.  Except as set forth in Section 5.19(a) of the Parent Disclosure Schedule, each Parent Material Contract is legal, valid, binding and enforceable on the Parent and each Parent Subsidiary that is a party thereto, and, to the Parent’s Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)Except as set forth in Section 5.19(b)(i) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is in violation of, or in default under (nor (i) does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, nor will the consummation of the Mergers result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Parent Material Contract, except for such termination, amendments, accelerations, cancellations, losses or changes in a material benefit that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any material violation of, or material default under, any Parent Material Contract, except as set forth in Section 5.19(b)(ii) of the Parent Disclosure Schedule.

(c)Except for any of the following identified in the Parent SEC Reports, Section 5.19(c) of the Parent Disclosure Schedule sets forth (x) a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Parent or any Parent Subsidiary has outstanding any material Indebtedness, other than Indebtedness payable to the Parent or a Parent Subsidiary, and (y) the respective principal amounts, interest amounts and other penalties and premiums outstanding thereunder as of the date hereof.

Section 5.20  Related Party Transactions.  Except as set forth in Section 5.20 of the Parent Disclosure Schedule or in Parent SEC Reports filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2016 through the date of this Agreement, there have been no transactions or contracts between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of

Parent or other Persons, on the other hand,  that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.21Intellectual Property.

(a)Neither Parent nor any Parent Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Parent or any Parent Subsidiary of any trademarks or patents.

(b)To the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate and has not received any written allegation to that effect any Intellectual Property rights of any third party.

(c)To the Knowledge of Parent, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights of Parent or any Parent Subsidiary.

(d) Except as set forth in Section 5.21 of the Parent Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 5.21(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in Section 5.21(a).

(e)This Section 5.21 contains the exclusive representations and warranties of the Buyer Parties with respect to intellectual property matters.

Section 5.22Insurance.  Parent and Parent Subsidiaries maintain insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance) and which Parent believes are adequate for the operation of its business and the protection of its assets.  There is no claim by Parent or any Parent Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer or (b) would have, or reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancellation or termination has been received by Parent with respect to any such insurance policy other than in connection with ordinary course renewals.

Section 5.23Definition of Parent’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual knowledge, after reasonable inquiry, of those individuals identified in Section 5.23 of the Parent Disclosure Schedule.

Section 5.24Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent and the Partnership for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, on the date such Joint Proxy Statement is first mailed to Parent’s stockholders or the Company’s stockholders or at the time of Parent Stockholders Meeting, or at the Company Stockholders Meeting, or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  At each of the times described in the preceding sentence, the Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and directors and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Laws.  No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or the Partnership.

Section 5.25No Payments to Employees, Officers or Directors.  Except as set forth in Section 5.25 of the Parent Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Mergers or any of the other transactions contemplated hereby, with respect to any employee, officer, director of Parent or any Parent Subsidiary.

Section 5.26No Other Representations and Warranties.  Except for the representations and warranties made by Parent and the Partnership in this Article V, neither Parent, the Partnership or any of their respective Representatives makes any representations or warranties, and Parent and the Partnership hereby disclaim any other representations or warranties, with respect to Parent, the Partnership, the Parent Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent and the Partnership, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 5.27Investment Company Act.  None of Parent or any Parent Subsidiary is, or at the Company Merger Effective Time will be, required to be registered under the Investment Company Act

Section 5.28Takeover Statute.  Each of the Buyer Parties has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute or similar federal or state statute inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1Conduct of Business by the Company.  During the period from the date of this Agreement to the Company Merger Effective Time, except as otherwise expressly permitted by this Agreement or as agreed to in writing by Parent, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant relationships with tenants, agricultural advisors and other third parties having business dealings with them, (C) provided it does not require additional compensation (in which case the Company shall obtain the consent in writing of Parent), keep available the services of their present officers and employees, and (D) preserve the Company’s status as a REIT within the meaning of the Code.  Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned):

(a)split, combine, reclassify or subdivide any shares of stock, units or other equity securities or ownership interests of the Company or the Company Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Common Stock or any equity interests or other securities of the Company Subsidiaries;

(b)declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of capital stock of the Company, any units of the Partnership or other equity securities or ownership interests in the Company or any Company Subsidiary, except for: (i) the declaration and payment by the Company of a regular, quarterly cash dividend at a rate not in excess of $0.0625 per share of Company Common Stock, declared and paid in accordance with past practice (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of Parent Common Stock or the holders of shares of Company Common Stock receive a dividend for a particular quarter prior to the Closing Date, then the holders of shares of Company Common Stock and the holders of Parent Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for the Company’s dividends pursuant to this Section 6.1(b) shall be the same as Parent’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement); (ii) the regular distributions that are required to be made in respect of the Partnership OP Units in connection with any dividends paid on the shares of the Company Common Stock, (iii) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company; and (iv) distributions required for the Company to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any entity-level income or excise Taxes by the Company;

(c)except for (i) transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (ii) issuances of shares of the Company Common Stock upon the settlement of any incentive awards outstanding as of the date of this Agreement in accordance with their present terms and according to the Company’s Equity Incentive Plan as in effect as of the date of this Agreement, (iii) exchanges of Partnership OP Units for shares of the Company Common Stock, in accordance with the Partnership Agreement, or (iv) as set forth on Section 6.1(c) of the Company Disclosure Schedule, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other beneficial interest of any class or any other securities or equity equivalents (including, without limitation, “phantom” stock rights or stock appreciation rights) of the Company or any Company Subsidiaries;

(d)purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any shares or other securities, or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Company Common Stock (other than the issuance of shares of Company Common Stock in connection with the redemption of Partnership OP Units in accordance with the terms of the Partnership Agreement);

(e)except as set forth in Section 6.1(e) of the Company Disclosure Schedule, (i) acquire or agree to acquire, any business of any corporation, partnership, joint venture, real property, personal property or assets except for (A) acquisitions of personal property at a total cost of less than $25,000 in the aggregate, and (B) Capital Expenditures permitted under Section 6.1(u) hereof, or (ii) sell, lease, sell and lease back, assign, encumber, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Company Property (or real property that if owned by the Company or any Company Subsidiaries on the date of this Agreement would be a Company Property) or any other material assets, or place or permit any Encumbrance thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner and including by granting any easements or similar contractual rights to access or use any Company Property (including water rights (including with respect to wells))), except (A) sales, transfers or other such dispositions at a total value of less than $10,000 in the aggregate made in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay any of the transactions contemplated by this Agreement, (B) sales of crops or inventory sold in the ordinary course of business consistent with past practice, or (C) by the Company, or any wholly-owned Company Subsidiary, with, to or from any existing wholly-owned Company Subsidiary;

(f)(i) incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (A) up to $1,000,000 of  Indebtedness incurred under the Company’s existing credit facilities (whether drawn or undrawn as of the date hereof) or other arrangements in existence as of the date hereof in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)) or (B) as set forth on Section 6.1(f) of the Company Disclosure Schedule, or (ii) issue or sell debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person;

(g)make any loans, advances or capital contributions to, or investments in, any other Person (including, without limitation, to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any “keep well” or other arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing other than (i) as set forth in Section 6.1(g) of the Company Disclosure Schedule, or (ii) by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary;

(h)other than as expressly permitted by this Section 6.1 or as set forth on Section 6.1(h) of the Company Disclosure Schedule, (i) pay, discharge, waive, release, assign, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, where  the amount paid in settlement or compromise exceeds $25,000 individually or $100,000 in the aggregate (excluding any portion of such payment payable under an existing property-level insurance policy) or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would restrict the operation of the business of the Company or any of the Company Subsidiaries;

(i)(i) enter into, renew, modify, amend or terminate, waive, release or compromise or sublease or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would constitute a Company Lease) except for the renewal of an existing Company Lease with an existing tenant on no less favorable terms than that of such existing Company Lease for a lease term of no greater than one (1) additional year, or (ii) terminate or grant any reciprocal easement or similar agreements affecting a Company Property (unless otherwise permitted by this Agreement);

(j)fail to maintain all financial books and records in all material respects or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(k)enter into any new line of business;

(l)fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;

(m)enter into any joint venture, partnership or new funds or other similar agreement;

(n)except as required by Law or as set forth on Section 6.1(n) of the Company Disclosure Schedule, (i) enter into, adopt, amend or terminate any Company Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, (iii) increase in any manner the compensation (including bonus grants) or fringe benefits of any officer, employee or any other service provider or pay any benefit not required by any Company Employee Program or arrangement as in effect as of the date hereof, (iv) increase or accelerate the vesting or payment of any compensation or benefits provided by any Company Employee Program or arrangement as in effect as of the date hereof, or (v) hire any employee;

(o)grant to any officer, director, employee or other service provider the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee;

(p)except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Company Charter or Company Bylaws, (ii) the Partnership Agreement or Certificate of Formation or (iii) any of the Subsidiary Organizational Documents;

(q)adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers);

(r)amend any term of any outstanding stock or other equity security of the Company or any Company Subsidiary;

(s)enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would constitute a Company Material Contract, excluding Company Leases), except (i) as expressly permitted by this Section 6.1, (ii) any termination in accordance with the terms of any existing Company Material Contract so long as such termination does not give rise to a termination payment or penalty by the Company or any Company Subsidiary, (iii) any renewal of any of the insurance policies of the Company upon the scheduled termination on substantially the same terms as currently in effect, or (iv) set forth on Section 6.1(s) of the Company Disclosure Schedule;

(t)enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) the Company or any of the Company Subsidiaries or any of

their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(u)authorize, or enter into any new commitment for, any capital expenditure (such authorized or committed new capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures  set forth in Section 6.1(u) of the Company Disclosure Schedule and (ii) Capital Expenditures to repair and/or prevent damage to any of the Company Properties, as is necessary in the event of an emergency situation, in each case, after prior notice in writing to Parent and in an aggregate amount not to exceed $300,000 (provided, that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as practicable after making such Capital Expenditure);

(v)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) the Company to fail to qualify as a REIT, or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

(w)enter into or modify in a manner adverse to the Company or any Company Subsidiary any Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except to the extent necessary to preserve the Company’s qualification as a REIT under the Code;

(x)permit any insurance policy naming the Company or any of its Subsidiaries or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(y)except to the extent permitted by Section 7.4(d), take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or

(z)authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

Section 6.2Conduct of Business by Parent.  During the period from the date of this Agreement to the Company Merger Effective Time, except as otherwise expressly permitted by this Agreement or as agreed to in writing by the Company, the Buyer Parties shall use their commercially reasonable efforts to, and shall cause each of the Parent Subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant relationships with tenants, agricultural advisors and other third parties having business dealings with them, (C) keep available the services of their present executive officers, and (D) preserve Parent’s status as a REIT within the meaning of the Code.  Without limiting the foregoing, neither the Parent nor any Parent Subsidiary will (except as expressly permitted by this Agreement, as set forth in Section 6.2 of the Parent Disclosure Schedule or to the extent that the Company shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned):

(a)split, combine, reclassify or subdivide any shares of stock, units or other equity securities or ownership interests of the Parent or the Parent Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock;

(b)declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or property or otherwise) in respect of any shares of capital stock of Parent, any units of Parent OP or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for: (i) a regular, quarterly cash dividend at a rate not in excess of $0.1275 per share of Parent Common Stock, declared and paid in accordance with past practice (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of Parent Common Stock or the holders of shares of Company Common Stock receive a dividend for a particular quarter prior to the Closing Date, then the holders of shares of Company Common Stock and the holders of Parent Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for Parent’s dividends pursuant to this Section 6.2(b) shall be the same as the Company’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (ii) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Stock, (iii) dividends or distributions payable to the holders of Parent Preferred Units; (iv) dividends or distributions, declared, set aside or paid by any Parent Subsidiary to Parent or any Parent Subsidiary that is, directly or indirectly, wholly owned by Parent; and (v) distributions required for Parent to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any income or excise Taxes by Parent;

(c)except for (i) transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (ii) exchanges of Parent OP Units for shares of Parent Common Stock in accordance with the Parent Partnership Agreement, (iii) as set forth on Section 6.2(c) of the Parent Disclosure Schedule, (iv) issuances of Parent OP Units and/or Parent Preferred Units in connection with the acquisitions by Parent or any Parent Subsidiary of real property (and transactions incidental thereto) in an amount up $25,000,000 in the aggregate, and (v) grants and equity issuances of Parent Common Stock, Parent Preferred Stock, Parent OP Units and other securities pursuant to any Parent Equity Incentive Plan or Parent Employee Program, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other beneficial interest of any class or any other securities or equity equivalents (including, without limitation, “phantom” stock rights or stock appreciation rights) of Parent or any Parent Subsidiary;

(d)other than pursuant to the Parent Partnership Agreement or in connection with Parent’s $10,000,000 share repurchase program, purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent or a Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any shares or other securities, or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Parent Common Stock;

(e) except as set forth on Section 6.2(e) of the Parent Disclosure Schedule, sell, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Parent Property (or real property that if owned by Parent or any Parent Subsidiaries on the date of this Agreement would be a Parent Property) (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except sales, transfers or other such dispositions by Parent, or any wholly-owned Parent Subsidiary, with, to or from any existing wholly-owned Parent Subsidiary;

(f)incur, create, assume, refinance or replace any amount of Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (i) in connection with acquisitions of farmland property permissible under Section 6.2(g) so long as the incurrence of such debt will not result in Parent and the Parent Subsidiaries, taken as a whole, having a debt to Total Assets ratio greater than 50%, or (ii) in the ordinary course of business of Parent and the Parent Subsidiaries consistent with past practice;

(g)except as set forth in Section 6.2(g) of the Parent Disclosure Schedule, acquire or agree to acquire, any business of any corporation, partnership, joint venture, real property or assets; provided that no acquisitions otherwise permissible under this Section 6.2(g) shall be permitted without the consent of the Company (not to be unreasonably withheld, conditioned or delayed) if such acquisition would be (individually or in the aggregate with prior completed acquisitions and probable acquisitions) significant to Parent such that pro forma financial statements required to be included in the Form S-4 pursuant to Regulation S-X would need to be revised or updated at any time following the filing of such Form S-4 with the SEC and prior to the effectiveness thereof;

(h)make any loans, advances or capital contributions to, or investments in, any other Person (including, without limitation, to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any “keep well” or other arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing other than (i) in an aggregate amount less than $10,000,000, (ii) as set forth in Section 6.2(h) of the Parent Disclosure Schedule, or (iii) by Parent or a wholly-owned Parent Subsidiary to Parent or a wholly-owned Parent Subsidiary;

(i)other than as expressly permitted by this Section 6.2 or as set forth on Section 6.2(i) of the Parent Disclosure Schedule, (i) pay, discharge, waive, release, assign, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, where  the amount paid in settlement or compromise exceeds $25,000 individually or $100,000 in the aggregate (excluding any portion of such payment payable under an existing property-level insurance policy), or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would restrict the operation of the business of Parent or any of the Parent Subsidiaries;

(j)fail to maintain all financial books and records in all material respects or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(k)enter into a new line of business;

(l)enter into any joint venture, partnership or new funds or other similar agreement;

(m)fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;

(n)except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Parent Charter or Parent Bylaws, (ii) the Merger Partnership LP Agreement or Merger Partnership Certificate of Limited Partnership or (iii) any of the Parent Subsidiary Organizational Documents;

(o)adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers);

(p)amend any term of any outstanding stock or other equity securities of Parent or any Parent Subsidiary;

(q)enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) Parent or any Parent Subsidiary or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(r)take any action that would, or fail to take action, the failure of which to be taken would, reasonably be expected to cause (i) Parent to fail to qualify as a REIT or (ii) any Parent Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

(s)permit any insurance policy naming Parent or any of the Parent Subsidiaries or officers as a beneficiary or an insured or a loss payable payee, or Parent’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(t)modify in a manner adverse to Parent or any Parent Subsidiary any existing Tax Protection Agreement;

(u)except to the extent permitted by Section 7.4(d) or as required by applicable Law, take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or

(v)authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

Section 6.3Preservation of REIT Status and Related Matters.  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of outside counsel to Parent, is necessary for Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Partner OP from taking any action, at any time or from time to time, as Partner OP reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement.

Section 6.4No Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Company Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company or any Company Subsidiary’s operations prior to the Partnership Merger Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

COVENANTS

Section 7.1Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings; Listing Application.

(a)As soon as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC the Joint Proxy Statement in preliminary form for inclusion in Parent’s Form S-4 to be filed by Parent with the SEC, (ii) Parent shall prepare and file with the SEC the Form S-4 with respect to the Parent Common Stock issuable in the Company Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Stockholder Meeting, and (iii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Stock issuable in the Company Merger on the NYSE.  Each of the Company and Parent shall use its commercially reasonable efforts to (v) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (w) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (x) mail or deliver the Joint Proxy Statement to its respective stockholders as promptly as practicable after the Form S-4 is declared effective and (y) keep the Form S-4 effective for so long as necessary to complete the Mergers. Parent shall use its commercially reasonable efforts to have the application for the listing of the Parent Common Stock accepted by the NYSE as promptly as is practicable following submission.  Each of the Company and Parent shall cooperate with the other Party in connection with the preparation of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application, including, but not limited to, furnishing to the other Party any and all information concerning itself, its Affiliates and the holders of its capital stock as may be required or reasonably requested to be disclosed therein as promptly as possible after the date hereof and providing such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein.  The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff or the NYSE and of any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application or for additional information. Each Party shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff or the NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or its staff or from the NYSE listing application and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or its staff or from the NYSE with respect to the listing application.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC or is staff with respect to the Joint Proxy Statement, and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comment from the SEC or its staff with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application.  Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, or (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity (subject to any time constraints that may be imposed by applicable Law, regulation, or customary practice) to review and comment on such document or response (including the proposed final version of such document or response and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (x) above, each of the Company and Parent also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent shall advise the Company, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted.  Parent shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Company Merger, and the Company shall furnish to Parent all information concerning the Company and the Company’s stockholders as may be reasonably requested in connection with any such actions.  Parent shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New Partnership OP Units in the Partnership Merger, and Company shall furnish all information concerning Company, the Partnership and the holders of the Partnership OP Units as may be reasonably requested in connection with any such actions.

(b)If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any event occurs with respect to the Company, any Company Subsidiary or Parent or any of the Parent Subsidiaries, or any change occurs with respect to other information to be included in the Form S-4 of the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other Party of such event and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S‑4.

(c)As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Company Stockholder Meeting.  The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act.  The Company shall, through the Company Board, give the Company Recommendation, include the Company Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Change in Company Recommendation, as permitted by and determined in accordance with Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Company Stockholder Approval; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of Parent. Unless this Agreement is terminated in accordance with Section 9.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the approval of the Company Merger and the other transactions contemplated hereby to its stockholders for a vote on the approval thereof.

(d)As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent’s Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of seeking the Parent Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Parent Stockholder Meeting.  Parent shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall, through the Parent Board, give the Parent Recommendation, include the Parent Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board shall have made a Change in Parent Recommendation, as permitted by and determined in accordance with Section 7.4.  Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Parent Stockholder Approval; provided, that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) without the consent of the Company. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Common Stock in the Company Merger to its stockholders for a vote on the approval thereof.

(e)The Company and Parent will use their respective commercially reasonable efforts to hold the Company Stockholder Meeting and the Parent Stockholder

Meeting on the same date and as soon as promptly and reasonably practicable after the date of this Agreement.

Section 7.2Other Filings.  In connection with and without limiting the obligations under Section 7.1, as soon as practicable following the date of this Agreement, the Company, Parent, Merger Sub and Merger Partnership each shall (or shall cause their applicable Subsidiaries to) use their commercially reasonable efforts to properly prepare and file any other filings required under the Exchange Act or any other Law relating to the Mergers (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”).  Each of the Parties shall (and shall cause their Affiliates to) promptly notify the other Parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the Parties shall supply the other Parties with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges.  Each of the Parties shall promptly obtain and furnish the other Parties with (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Authority and which the Parties reasonably deem appropriate; provided that the Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.2 as “outside counsel only” (in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials).  To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

Section 7.3Additional Agreements.  Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its directors’ and the Parent’s and its directors’, as applicable, right and duty to act in a manner consistent with their duties, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any Law or any contract, agreement or instrument to which the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Authority, and to use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Mergers.

Section 7.4No Solicitations.

(a)Except as expressly provided by this Agreement, from and after the date hereof until the earlier of the Company Merger Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company and Parent shall not, shall not permit any Subsidiary to, and shall not authorize any of their respective Representatives to (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), any inquiries, proposals or offers, or the making, of any proposal, inquiry or offer by or with a Third Party (as defined below) with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations or provide any nonpublic information or data to any Person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal (other than in connection with the transactions contemplated by this Agreement), (iv) approve or execute or enter into any merger agreement or other similar transaction agreement or joint venture agreement or any letter of intent, term sheet, indication of interest or similar agreement related to, or that would reasonably be expected to lead to, any Acquisition Proposal (an “Acquisition Agreement”), in each case, other than a Company Acceptable Confidentiality Agreement, with respect to Company, or a Parent Acceptable Confidentiality Agreement, with respect to Parent, as applicable, in each case, that is entered into in accordance with the terms of this Section 7.4, (v) take any action to make any Takeover Statute inapplicable to any Person or any Acquisition Proposal, other than Parent, its Subsidiaries and the Mergers, or (vi) propose publicly or agree to do any of the foregoing; provided, however, that, at any time prior to the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, if the Company or Parent receives a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.4(a), the Company or Parent, as applicable, may (x) seek to clarify and understand the terms and conditions of any such Acquisition Proposal made by any Person to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (y) inform such Person that has made or, to the knowledge of the Company or Parent, as applicable, is considering making an Acquisition Proposal of the provisions of this Section 7.4.

(b)Notwithstanding the limitations set forth in Section 7.4(a), but subject to compliance with Section 7.4(c) and Section 7.4(e), if the Company or Parent receives, following the date hereof but prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.4(a), then the Company or Parent, as applicable, may furnish, or cause to be furnished, non-public information with respect to it and its Subsidiaries to the Person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal only if (i) the Company Board or Parent Board, as applicable, determines in good faith (after consultation with outside legal counsel) that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or Parent, as applicable, under applicable Law, (B) the Company Board or Parent Board, as applicable, determines in good faith (after consultation with outside legal and financial advisors) that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (C) prior to the furnishing of any information to the Person making the Acquisition Proposal, the Company receives from such Person an executed Company Acceptable Confidentiality Agreement or Parent receives from such Person an executed Parent Acceptable Confidentiality Agreement, as applicable.  Company or Parent, as applicable, shall provide the other Party with a copy of any non-public information or data provided to any Third Party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Third Party (except to the extent it has already been provided).

(c)Each Party shall promptly notify (but in any event within one (1) Business Day) the other Party orally, and promptly thereafter confirm in writing, of its receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable, by any Person that informs the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, that such Person is considering making, or has made, an Acquisition Proposal.  Such notice shall indicate the identity of the Person making the Acquisition Proposal or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such request and shall attach a copy of any written Acquisition Proposal (or summary of the terms of any oral Acquisition Proposal) and related documentation that sets forth any terms of such Acquisition Proposal. Each Party shall also promptly, and in any event within two (2) Business Days, (i) notify the other Party if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non‑public information or data to any Person in accordance with this Section 7.4(c), and (ii) keep the other Party reasonably apprised in all material respects of the status and terms of any such proposals,  discussions or negotiations on a timely basis, including by promptly providing copies of documentation or correspondence relating thereto.

(d)Except as provided in Section 7.4(e) or Section 7.4(f), and subject to Section 9.1(d) and Section 9.1(e) hereof, prior to the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, neither the Company Board, the Parent Board nor any committee thereof, as applicable, may withhold, withdraw or modify in any manner adverse to the other Party, the Company Recommendation or take an action to make a Takeover Statute inapplicable to any Third Party (a “Change in Company Recommendation”) or the Parent Recommendation or take an action to make a Takeover Statute inapplicable to any Third Party (a “Change in Parent Recommendation”), respectively.

(e)Notwithstanding anything in this Agreement to the contrary, but subject to compliance with the terms of this Section 7.4(e), the Company Board or the Parent Board, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation, as applicable (and in the event that the Company Board or the Parent Board, as applicable, determines an Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1), if (i) (A) in the absence of an Acquisition Proposal, a material development or change in circumstances (other than, and not related to, an Acquisition Proposal) that (x) affects the business, assets or operations of the Company or Parent, (y) was not known or reasonably foreseeable to the Company Board or the Parent Board, as applicable, on the date of this Agreement (assuming consultations with appropriate officers and Representatives of the Company or Parent, as applicable), and (z) did not result primarily from or arise out of the announcement or pendency of, or any actions required to be taken pursuant to (or prohibited by) this Agreement and did not result from a Willful Breach of this Agreement by the Company or Parent, as applicable, occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the Company Board or the Parent Board, as applicable, prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, and (B) the Company Board or the Parent Board, as applicable, has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable directors’ duties under applicable Law or (ii) if and only if (A) an unsolicited bona fide written Acquisition Proposal is made to the Company or Parent, as applicable, and is not withdrawn, (B) the Company Board or the Parent Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board or Parent Board, as applicable, has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable directors’ duties under applicable Law, (D) three (3) Business Days (the “Notice Period”) shall have elapsed since the Party proposing to take such action has given written notice to the other Party advising such Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including, if applicable, a copy of the Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”), which Notice of Recommendation Change or the decision resulting in one shall not be deemed a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, for any purpose of this Agreement, (E) during such Notice Period, the notifying Party shall have negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, and (F) the Company Board or the Parent Board, as applicable, following such Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any proposed adjustment or modification of the terms of this Agreement irrevocably agreed to by the other Party) that failure to do so would be inconsistent with the applicable directors’ duties under applicable Law; provided, however, that in the event of any material change in the terms or conditions of a Superior Proposal that is the subject of a Notice of Recommendation Change, the Company shall, in each case, have delivered to Parent an additional Notice of Recommendation Change and the Notice Period shall have recommenced, except that in the event of such recommencement the “Notice Period” shall be deemed to be two (2) Business Days.  For the avoidance of doubt, compliance with this Section 7.4(e)(ii) with respect to a particular Acquisition Proposal shall not relieve the notifying Party of its obligation to fully comply with this Section 7.4(e)(ii) with respect to any amended Acquisition Proposal or any other Acquisition Proposal (whether made by the same or a different Person).

(f)Nothing contained in this Section 7.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(g)Upon execution of this Agreement, the Company agrees that it will cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal and promptly request each such Person to return or destroy all confidential information furnished to such Person on behalf of the Company in connection with any such actual or potential Acquisition Proposal.

Section 7.5Officers’ and Directors’ Indemnification.

(a)In the event of any threatened or actual Action, whether civil, criminal or administrative, including, without limitation, any such Action in which any person who is at the date hereof, or has been at any time prior to the date hereof, or who becomes during the period from the date hereof through the date of the Company Merger Effective Time, a manager, director, officer, trustee, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) and acting in such capacity is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Company Merger Effective Time, the Parties agree, to the fullest extent authorized or permitted by applicable Law, as now or hereinafter in effect, to cooperate and use their reasonable best efforts to defend against and respond thereto.  It is understood and agreed that the Company shall indemnify and hold harmless, and after the Company Merger Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action, and in the event of any such threatened or actual Action (whether asserted or arising at or before or after the Company Merger Effective Time), (A) the Company and, after the Company Merger Effective Time, the Surviving Corporation and Parent shall promptly pay expenses in advance of the final disposition of any such threatened or actual Action to each Indemnified Party to the fullest extent permitted by applicable Law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company and, after the Company Merger Effective Time, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.  Any Indemnified Party wishing to claim indemnification under this Section 7.5(a), upon learning of any such threatened or actual

Action, shall promptly notify the Company and, after the Company Merger Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b)Each of the Buyer Parties agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company and the Company Subsidiaries or otherwise in effect as of the date hereof shall survive the Mergers and continue in full force and effect for a period of six (6) years from the Company Merger Effective Time and, at the Company Merger Effective Time, shall become the joint and several obligations of Parent, the Surviving Corporation and any applicable Company Subsidiary; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.  From and after the Company Merger Effective Time, each of the Buyer Parties also agrees to jointly and severally indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Company Merger Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 7.5(b) of the Company Disclosure Schedule.

(c)Prior to the Company Merger Effective Time, Parent shall direct the Surviving REIT Entity to purchase a non-cancelable extended reporting period directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Company Merger Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company as of the date hereof (or if insurance coverage that is no less favorable is unavailable, the best available coverage); provided, that the Surviving REIT Entity shall not be required to pay an annual premium therefor in excess of 250% of the last annual premium paid prior to the date of this Agreement (such 250% amount, the “Maximum Premium”); provided further, that if the annual premiums for such insurance exceeds the Maximum Premium, Parent shall cause the Surviving REIT Entity to maintain the most favorable policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. Parent shall cause the Surviving REIT Entity to maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of each such affected indemnitee.  This Section 7.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and shall be binding on all successors of Parent and the Surviving REIT Entity.  Each of the Indemnified Parties shall be entitled to enforce the provisions of this Section 7.5.

(e)In the event that, following the Company Merger Effective Time, the Surviving REIT Entity or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving REIT Entity or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving REIT Entity, as the case may be, assume the obligations set forth in this Section 7.5(e).

Section 7.6Access to Information; Confidentiality.

(a)Between the date hereof and the Company Merger Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, each Party shall, and shall cause each of its Subsidiaries to, (i) furnish Company or Parent, as applicable, with such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of the Company and the Company Subsidiaries or Parent and Parent Subsidiaries, as applicable, as the Company or Parent, as applicable, may from time to time reasonably request, (ii) subject to the terms of the Company Leases, use its commercially reasonable efforts to facilitate reasonable access for the Company or Parent, as applicable, and its authorized representatives (including counsel, financial advisors and auditors) during normal business hours, and upon reasonable advance notice, to all Company Properties or Parent Properties, as applicable; provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the representations or warranties made by the Company or Parent, as applicable, hereto and all such access shall be coordinated through the Company or Parent, as applicable, or its respective designated representatives, in accordance with such reasonable procedures as they may establish.

(b)Prior to the Company Merger Effective Time, each of the Buyer Parties shall hold nonpublic information, including any information exchanged pursuant to this Section 7.6 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms contained in that certain confidentiality agreement between Parent and the Company dated May 27, 2016 (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c)Prior to the Company Merger Effective Time, each of the Company Parties shall hold nonpublic information, including any information exchanged pursuant to this Section 7.6 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms contained in that certain confidentiality agreement between Parent and the Company, dated August 25, 2016 (the “Parent Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof notwithstanding any termination of this Agreement.

Section 7.7Public Announcements.  So long as this Agreement is in effect, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement and, except as otherwise permitted or required by this Agreement, none of the Company or the Parent shall issue any such press release or make any such public statement or filing prior to obtaining the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party, issue any such press release or make any such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange or quotation system if (i) for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or (ii) the Party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other Party and to obtain such Party’s consent but has been unable to do so in a timely manner through no fault of such issuing Party.  In this regard, the Parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is signed.

Section 7.8Employee Benefit Arrangements.

(a)Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Parent, the Surviving REIT Entity or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving REIT Entity or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program, or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

(b)After the Company Merger Effective Time, Parent shall, and shall cause the Surviving REIT Entity to, honor all obligations under the agreements that are listed in Section 7.8(b) of the Company Disclosure Schedule.

Section 7.9Certain Tax Matters.

(a)Each of Parent and the Company shall use their respective commercially reasonable efforts (before and, as relevant, after the Company Merger Effective Time) to cause the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Provided the Company shall have received the opinion of counsel referred to in Section 8.3(e) and Parent shall have received the opinion of counsel referred to in Section 8.2(e), the Parties shall treat the Company Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  Subject to Article III, from and after the Company Merger Effective Time, Company and Partnership (or Parent) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of shares of Parent Common Stock or Parent OP Units, all Transfer Taxes.

(c)Each of Parent, the Surviving REIT Entity, and their Affiliates covenants and agrees that from and after the Closing it will, or will cause the Surviving REIT Entity to take all actions, or forbear from taking all actions, within its control, as necessary to ensure that each of the Company and Parent will be classified as a REIT for the taxable year of such entity that includes the Closing Date, and will not take or permit any of its Subsidiaries to take, within their control, any action which is inconsistent with such REIT qualification.  The Parent and the Company shall cooperate to cause each TRS of the Parent to jointly elect with the Company to be treated as a TRS of the Company, effective as of the Closing Date.

(d)Parent shall use the “traditional method” as set forth in Treasury Regulations Section 1.704-3 (or any successor provision) with respect to American Farmland Advisor LLC and/or the assets thereof to account for any variation between the adjusted basis of such property to Parent for income tax purposes and its fair market value at the time of (i) the contribution of American Farmland Advisor LLC to the Partnership, or (ii) the Partnership Merger.

(e)The Company shall use commercially reasonable efforts to take such actions within its control to cause the Partnership to have no more than 25 limited partners at the time of the Partnership Merger.

Section 7.10Notification of Certain Matters; Transaction Litigation

(a)The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)Promptly following becoming aware, the Company shall give  notice to Parent, and Parent shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that, if uncured, it would be reasonably expected that the applicable closing conditions would not be capable of being satisfied by the Drop-Dead Date; or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that, if uncured, it would result in any of the applicable closing conditions set forth in Article VIII not to be satisfied; provided, that no such notification (or failure to give such notification) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.11(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b)(i) or Section 9.3(c)(i).

(c)The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to the Company’s Knowledge or Parent’s Knowledge, as applicable, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby.

Section 7.11Section 16 Matters.  Prior to the Company Merger Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b‑3 promulgated under the Exchange Act.  Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.12.

Section 7.12Voting of Shares.  Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Company Merger.  The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholders Meeting, if any, in favor of approval of the issuance of the Parent Common Stock to be issued in the Company Merger.

Section 7.13Termination of Company Equity Incentive Plan.

(a)Prior to the Company Merger Effective Time, the Company Board shall adopt such resolutions or take such other actions as may be required by the Company Equity Incentive Plan no later than immediately prior to the Company Merger Effective Time to effect the intent of Article III hereof.

(b)If requested by Parent, the Company shall (or shall cause each applicable Company Subsidiary to), not earlier than ten (10) business days prior to the Closing Date, terminate each Company Employee Program intended to be qualified under Section 401(a) of the Code as of the day prior to the Closing Date (but contingent upon the occurrence of the

Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which are reasonably satisfactory to Parent.

Section 7.14Governance.  Prior to the Company Merger Effective Time, the Parent Board shall adopt resolutions (subject to and effective immediately following the Company Merger Effective Time), and the Parent Board shall take all other actions necessary so that, effective immediately following the Company Merger Effective Time, the number of directors that will comprise the full Parent Board shall be increased by two (2) and the Parent Board shall elect each of D. Dixon Boardman and Thomas S.T. Gimbel to the Parent Board.

Section 7.15Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.16Tax Representation Letters.

(a)The Company Parties shall (i) use their commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(c) and Section 8.3(e), (ii) deliver to Goodwin Procter LLP, counsel to the Company, and Morrison & Foerster LLP, counsel to Parent, or other counsel described in Section 8.2(c) and Section 8.3(d), respectively, a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Partnership, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, which such representations shall be subject to such changes and modifications from the language previously provided as may be deemed necessary or appropriate by Goodwin Procter LLP or Morrison & Foerster LLP, or such other counsel described in Section 8.2(c) and Section 8.3(d), and shall be reasonably acceptable to and approved by Parent and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Company Parties for purposes of rendering the opinions described in Section 8.2(c) and Section 8.3(d), and (iii) deliver to Morrison & Foerster LLP, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Partnership, in form and substance as shall be mutually agreeable to the Company and Parent, containing representations of the Company Parties as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 8.2(e), and Goodwin Procter LLP to render an opinion on the effective date of the Form S‑4 and on the Closing Date, respectively, as described in Section 8.3(e).

(b)The Buyer Parties shall (i) use their commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in

Section 8.2(e) and Section 8.3(d), (ii) (A) deliver to Morrison & Foerster LLP, counsel to Parent, or other counsel described in Section 8.3(d), a tax representation letter, dated as of the Closing Date and signed by an officer of Parent and Parent OP, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, containing representations of the Buyer Parties for purposes of rendering the opinion described in Section 8.3(d), and (B) to deliver to Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(c), a tax representation letter, dated as of the Closing Date and signed by an officer of Parent and Parent OP, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, containing representations of the Buyer Parties for purposes of rendering the opinion described in Section 8.2(c), which such representations shall be subject to such changes and modifications from the language previously provided as may be deemed necessary or appropriate by Morrison & Foerster LLP (or such other Parent counsel rendering such opinion) and by Goodwin Procter LLP (or such other Company counsel rendering the opinion) and shall be reasonably acceptable to and approved by Parent and the Company (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Morrison & Foerster LLP, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and Parent OP, in form and substance as shall be mutually agreeable to the Company and Parent, containing representations of the Buyer Parties as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(e), and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(e).

Section 7.17Dividends.  In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Company Merger Effective Time and (ii) has not been paid as of the Company Merger Effective Time, the holders of shares of Company Common Stock and OP Units shall be entitled to receive such distribution from the Company (or Partnership, as applicable) as of immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 7.18Registration Rights Agreements.  At the Closing, (a) the Company shall cause the Registration Rights Agreement set forth in Section 7.18 of the Company Disclosure Schedule to be terminated, and (b) Parent shall enter into a customary registration rights agreement with each of the holders of Partnership OP Units identified in the Registration Rights Agreement set forth in Section 7.18 of the Company Disclosure Schedule who receive Parent OP Units in connection with the Partnership Merger, which agreement shall require that Parent register the issuance of shares of Parent Common Stock upon redemption of the holders’ Merger Partnership OP Units and the subsequent resale of shares of Parent Common Stock under the Securities Act, unless such registration is otherwise not required under the Securities Act pursuant to Rule 144 thereunder.

Section 7.19Financing Cooperation.  The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, use their reasonable best efforts to cooperate in connection with the arrangement or expansion of any debt facility or mortgage as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) using commercially reasonable efforts to assist Parent in obtaining subordination, non-disturbance and attornment agreements, appraisals, surveys, title insurance, environmental reports, estoppels and certificates from tenants and lenders and other documentation as may be reasonably requested by Parent; and (ii) subject to the provisions and restrictions set forth in Section 7.6(a), cooperating in connection with any site visit and/or appraisal of any property as reasonably requested by Parent; provided that, in no event, shall the Company or any Company Subsidiaries (A) be obligated to incur liability, pay costs or other monies with respect to any action taken or cooperation provided pursuant to this Section 7.19 and (B) enter into any irrevocable agreement that creates a binding obligation on the Company prior to the Company Merger Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.1Conditions to the Obligations of Each Party to Effect the Mergers.  The respective obligations of each Party to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver by consent of the other Party, to the extent allowed by applicable Law, at or prior to the Company Merger Effective Time, of each of the following conditions:

(a)Stockholder Approvals.  Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)No Prohibitive Laws.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

(c)No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order issued by a Governmental Authority shall be in effect which would have the effect of (i) making the consummation of the Mergers or any of the other transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting the consummation of the Mergers; provided, however, that prior to a Party asserting the failure of this condition, such Party shall have complied in all material respects with Section 7.2.

(d)Registration Statement.  The Form S-4 shall have become effective in accordance with the provisions of the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(e)Listing.  The shares of Parent Common Stock to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Closing.

Section 8.2Conditions to Obligations of the Buyer Parties.  The obligations of the Buyer Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or, to the extent allowed by applicable Law, waiver by Parent, at or prior to the Company Merger Effective Time, of each of the following additional conditions:

(a)Representations and Warranties.  (i) The representations and warranties of the Company and the Partnership contained in Section 4.1 (Existence, Good Standing; and Compliance with Law), Section 4.2 (Authority), Section 4.4 (Subsidiary Interests), Section 4.5 (Other Interests), Section 4.10(d) (Absence of Certain Changes), Section 4.17 (Opinions of Financial Advisors), Section 4.18 (Vote Required), Section 4.24 (Information Supplied), Section 4.28 (Investment Company Act) and Section 4.29 (Takeover Statutes) shall be true and correct in all material respects as of the date hereof and as of the Company Merger Effective Time as if made at and as of such time, (ii) the representations and warranties of the Company and the Partnership contained in Section 4.3 shall be true and correct in all but de minimis respects as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time, and (iii) each of the other representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Company Merger Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that any exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.2(a).  Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

(b)Performance of Obligations of the Company and the Partnership.  The Company and the Partnership shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Merger Effective Time, and Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

(c)REIT Qualification Opinion.  Buyer Parties shall have received a tax opinion of Goodwin Procter LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date, to the effect that, beginning with its taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.16(a)(ii) and Section 7.16(b)(ii)(B)).

(d)Absence of Material Adverse Change.  Since the date of this Agreement, there shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)Section 368 Opinion.  Parent shall have received the written opinion of Morrison & Foerster LLP (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit B to this Agreement, dated as of the Closing Date and as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.16(a)(iii) and Section 7.16(b)(iii). The condition set forth in this Section 8.2(e) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 8.3Conditions to Obligations of the Company and the Partnership.  The obligations of the Company and the Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or, to the extent allowed by applicable Law, waiver by the Company, at or prior to the Company Merger Effective Time, of each of the following additional conditions:

(a)Representations and Warranties. (i) The representations and warranties of Parent and the Parent OP contained in Section 5.1 (Existence, Good Standing; and Compliance with Law), Section 5.2 (Authority), Section 5.4 (Subsidiary Interests), Section 5.5 (Other Interests), Section 5.10(d) (Absence of Certain Changes), Section 5.17 (Opinion of Financial Advisor), Section 5.18 (Vote Required), and Section 5.24 (Information Supplied), shall be true and correct in all material respects as of the date hereof and as of the Company Merger Effective Time as if made at and as of such time, (ii) the representations and warranties of Parent and Parent OP contained in Section 5.3 shall be true and correct in all but de minimis respects as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time, and (iii) each of the other representations and warranties of Parent and the Parent OP contained in this Agreement shall be true and correct as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Company Merger Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that any exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.3(a).  The Company shall have received a certificate signed on behalf of each of the Buyer Parties, dated as of the Closing Date, to the foregoing effect.

(b)Performance of Obligations of the Buyer Parties.  Each of the Buyer Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Merger Effective Time, and Company shall have received a certificate signed on behalf of each of the Buyer Parties, dated as of the Closing Date, to the foregoing effect.

(c)Absence of Material Adverse Change.  Since the date of this Agreement, there shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)REIT Qualification Opinion.  The Company shall have received a tax opinion of Morrison & Foerster LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit C to this Agreement, dated as of the Closing Date, to the effect that beginning with the Parent’s taxable year ended December 31, 2014, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.16(a)(ii) and Section 7.16(b)(ii)(A).

(e)Section 368 Opinion.  The Company shall have received the written opinion of Goodwin Procter, LLP (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit D to this Agreement, dated as of the Closing Date and as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.16(a)(iii) and Section 7.16(b)(iii). The condition set forth in this Section 8.3(e) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the receipt of Company Stockholder Approval, if applicable, as follows:

(a)by the mutual written consent of Parent and the Company;

(b)by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other Party:

(i)if, upon a vote at a duly held meeting of the Company’s stockholders (or at any adjournment or postponement thereof), held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(ii)if, upon a vote at a duly held meeting of holders of the Parent Common Stock (or at any adjournment or postponement thereof), held to obtain the Parent Stockholder Approval, the Parent Stockholder Approval is not obtained; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily caused by any action or failure to act of the Parent that constitutes a material breach of this Agreement;

(iii)if any Governmental Authority of competent jurisdiction shall have issued a final non-appealable order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the Parties shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, such order, decree, judgment, injunction or other action; or

(iv)if the consummation of the Mergers shall not have occurred on or before 5:00 p.m. (New York time) on March 31, 2017 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any Party whose failure to comply with any provision of this Agreement in a material respect has been the primary cause of, or resulted in, the failure of the Mergers to occur on or before the Drop Dead Date.

(c)by Parent upon written notice from Parent to the Company, if the Company or the Partnership breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or 8.2(b) and such condition is incapable of being satisfied by the Drop Dead Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied;

(d)by the Company upon written notice from the Company to Parent, if Parent, Merger Sub or Merger Partnership breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.3(a) or 8.3(b) and such condition is incapable of being satisfied by the Drop Dead Date; provided, that the Company shall not have the right to terminate this

Agreement pursuant to this Section 9.1(d) if the Company is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied;

(e)by Company upon written notice from the Company to Parent, at any time prior to the Company Stockholder Approval, in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided however that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the Break-up Fee is paid in full to Parent and an Acquisition Agreement is entered into with respect to such Superior Proposal (and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void);

(f)by Company upon written notice from the Company to Parent prior to obtaining the Parent Stockholder Approval, if (x) the Parent Board shall (A) fail to include the Parent Recommendation in the Joint Proxy Statement, (B) make a Change in Parent Recommendation (provided that the Company’s right to terminate this Agreement pursuant to this Section 9.1(f) in respect of a Change in Parent Recommendation shall expire fifteen (15) Business Days after the date on which the Company receives notice from Parent of such Change in Parent Recommendation), (C) after public announcement by any Person of an Acquisition Proposal with respect to Parent or Parent OP or an intention (whether or not conditional) to make such an Acquisition Proposal, or after any such Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Acquisition Proposal and to publicly reaffirm the Parent Recommendation within ten (10) Business Days of being requested to do so by Company, (D) recommend that the holders of the Parent Common Stock accept or approve any Acquisition Proposal (other than the Parent Recommendation), (E) approves, adopts, publicly endorses or recommends, or enters into or allows Parent or any Parent Subsidiary to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (F) if a tender offer or exchange offer for more than 50% of the Parent Common Stock is commenced by any Person and the Parent Board does not recommend against acceptance of such tender or exchange offer by its stockholders within 10 Business Days following commencement, or (y) Parent shall have Willfully Breached any of its obligations under Section 7.4(a);

(g)by Parent upon written notice from Parent to the Company, at any time prior to the Parent Stockholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided however that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the Break-up Fee is paid in full to the Company and an Acquisition Agreement is entered into with respect to such Superior Proposal (and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void);

(h)by Parent upon written notice from Parent to the Company prior to obtaining the Company Stockholder Approval, if (x) the Company Board shall (A) fail to include the Company Recommendation in the Joint Proxy Statement, (B) make a Change in Company Recommendation (provided that Parent’s right to terminate this Agreement pursuant to this Section 9.1(h)) in respect of a Change in Company Recommendation shall expire fifteen (15) Business Days after the date on which Parent receives notice from the Company of such Change in Company Recommendation), (C) after public announcement by any Person of an Acquisition Proposal with respect to the Company or any Company Subsidiary or an intention (whether or not conditional) to make such an Acquisition Proposal, or after any such Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Acquisition Proposal and to publicly reaffirm the Company Recommendation within ten (10) Business Days of being requested to do so by Parent, (D) recommend that the holders of the Company Common Stock accept or approve any Acquisition Proposal (other the Company Recommendation), (E) approves, adopts, publicly endorses or recommends, or enters into or allows the Company or any Company Subsidiary to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (F) if a tender offer or exchange offer for more than 50% of the Company Common Stock is commenced by any Person and the Company Board does not recommend against acceptance of such tender or exchange offer by its Stockholders within 10 Business Days following commencement, or (y) the Company shall have Willfully Breached any of its obligations under Section 7.4(a).

Section 9.2Effect of Termination.

(a)Subject to the remainder of this Section 9.2 and to Section 9.3, in the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any of the Parties hereto, or any of their respective Representatives, and all rights and obligations of any Party shall cease, except for the Confidentiality Agreement and the agreements contained in Section 7.6(b) (Confidentiality), Section 7.7 (Public Announcements), Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Section 9.4 (Payment of Amount or Expense) and Article X (General Provisions) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1; provided, however, that except as set forth in this Section 9.2(a), nothing shall relieve any Party from liabilities or damages arising out of any fraud or Willful Breach by such Party of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

(b)If this Agreement is terminated by the Company pursuant to Section 9.1(e), or by Parent pursuant to Section 9.1(h), then the Company shall pay to Parent, subject to the provisions of Section 9.4(a), an amount in cash equal to $6,000,000 (the “Break-up Fee”).  Payment of the Break-up Fee required by this Section 9.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 9.1(e), substantially concurrently with the termination of the Agreement under Section 9.1(e), or

(ii) in the case of termination of this Agreement by Parent under Section 9.1(h), within three (3) Business Days after the date of termination.

(c)If this Agreement is terminated by Parent pursuant to Section 9.1(g), or by the Company pursuant to Section 9.1(f), then Parent shall pay to the Company, subject to the provisions of Section 9.4(a), an amount in cash equal to the Break-up Fee.  Payment of the Break-up Fee required by this Section 9.2(c) shall be payable by Parent to the Company by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Parent under Section 9.1(g), substantially concurrently with the termination of the Agreement under Section 9.1(g), or (ii) in the case of termination of this Agreement by the Company under Section 9.1(f), within three (3) Business Days after the date of termination.

(d)If (i) this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iv) or by Parent pursuant to Section 9.1(c), (ii) in the case of a termination pursuant to Section 9.1(b)(i), Section 9.1(b)(iv) or Section 9.1(c), (A) as of the date of termination, all conditions to the consummation of the Mergers set forth in Section 8.1(c) and Section 8.3 (other than Section 8.3(d) and Section 8.3(e)) have been satisfied or are capable of being satisfied on or prior to the Drop-Dead Date, and (B) there shall not have been a failure to obtain the Parent Shareholder Approval at a vote taken thereon at the duly convened Parent Shareholder Meeting (if previously held), (iii) after the date hereof and prior to the termination of this Agreement, the Company received a bona fide Acquisition Proposal (with, for all purposes of this Section 9.2(d), all percentages included in the definition of “Acquisition Proposal” increased to 50%) that has been publicly announced prior to the time of the Company Stockholder Meeting (with respect to a termination under Section 9.1(b)(i)) or prior to that date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iv) or Section 9.1(c)), and (iv) within twelve (12) months after termination of this Agreement, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal (that is later consummated), then the Company shall pay to Parent, subject to the provisions of Section 9.4(a), an amount in cash equal to the Break-up Fee (less any expenses previously reimbursed) within three (3) Business Days of such consummation.

(e)If (i) this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or by the Company pursuant to Section 9.1(d), (ii) in the case of a termination pursuant to Section 9.1(b)(ii), Section 9.1(b)(iv) or Section 9.1(d), (A) as of the date of termination, all conditions to the consummation of the Mergers set forth in Section 8.1(c) and Section 8.2 (other than Section 8.2(d) and Section 8.2(e)) have been satisfied or are capable of being satisfied on or prior to the Drop-Dead Date, and (B) there shall not have been a failure to obtain the Company Shareholder Approval at a vote taken thereon at the duly convened Company Shareholder Meeting (if previously held), (iii) after the date hereof and prior to the termination of this Agreement, Parent received a bona fide Acquisition Proposal (with, for all purposes of this Section 9.2(e), all percentages included in the definition of “Acquisition Proposal” increased to 50%) that has been publicly announced prior to the time of the Parent Stockholder Meeting (with respect to a termination under Section 9.1(b)(ii)) or prior to that date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iv) or Section 9.1(d)), and (iv) within twelve (12) months after termination of this Agreement, Parent enters into an Acquisition Agreement with respect to an Acquisition Proposal (that is later consummated), then Parent shall pay to the Company, subject to the provisions of Section 9.4(a), an amount in cash equal to the Break-up Fee (less any expenses previously reimbursed) within three (3) Business Days of such consummation.

(f)Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and Merger Partnership hereto expressly acknowledge and agree that, with respect to any termination of this Agreement, in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(b) or Section 9.2(d),the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent, Merger Sub or Merger Partnership would otherwise be entitled to assert against the Company, the Partnership or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent, Merger Sub and Merger Partnership.  The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(b) or Section 9.2(d), the rights to payment under Section 9.2(b) or Section 9.2(d), (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.  Except for nonpayment of the amounts set forth in Section 9.2(b) or Section 9.2(d), Parent, Merger Sub and Merger Partnership hereby agree that, upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(b) or Section 9.2(d), in no event shall Parent, Merger Sub or Merger Partnership (i) seek to obtain any recovery or judgment against the Company, the Partnership or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(g)Notwithstanding anything to the contrary in this Agreement, the Company and Partnership hereto expressly acknowledge and agree that, with respect to any termination of this Agreement, in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(c) or Section 9.2(e), the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company or the Partnership would otherwise be entitled to assert against the Parent, Merger Sub, Merger Partnership or any of the Parent Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company and the Partnership.  The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(c), the rights to payment under Section 9.2(c) or Section 9.2(e): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.  Except for nonpayment of the amounts set forth in Section 9.2(c) or Section 9.2(e), the Company and the Partnership hereby agree that, upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(c) or Section 9.2(e), in no event shall the Company or the Partnership (i) seek to obtain any recovery or judgment against Parent, Merger Sub, Merger Partnership or any of the Parent Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.  Notwithstanding anything to the contrary, the Parties acknowledge and agree that in no event shall Parent or the Company, as applicable, be required to pay the Break-up Fee on more than one occasion.

Section 9.3Fees and Expenses.

(a)Except as set forth in Section 9.2, Section 9.3(b) and Section 9.3(c), whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the Party incurring such fees, costs or expenses.

(b)If (i) this Agreement is terminated pursuant to Section 9.1(b)(i) by the Company or by Parent because the Parent Stockholder Approval shall not have been obtained, and (ii) the Company Stockholder Approval has been obtained, Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out‑of‑pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder; provided, however, that such fees and expenses, in the aggregate, shall not exceed $1,000,000.

(c)If (i) this Agreement is terminated pursuant to Section 9.1(b)(ii) by the Company or by Parent because the Company Stockholder Approval shall not have been obtained, and (ii) the Parent Stockholder Approval has been obtained, the Company shall pay to Parent within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided, however, that such fees and expenses, in the aggregate, shall not exceed $1,000,000.

(d)The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the Parties (whether at law or in equity).  Notwithstanding anything to the contrary, the Parties acknowledge and agree that in no event shall Parent or the Company, as applicable, be required to pay the expense reimbursement amounts under Section 9.3(b) or Section 9.3(c), as applicable, on more than one occasion.

Section 9.4Payment of Amount or Expense.

(a)In the event that one Party (the “Fee Payor”) is obligated to pay another Party (the “Fee Payee”) the expenses set forth in Section 9.3 (collectively, the “Section 9.3 Amount”), the Fee Payor shall pay to the Fee Payee from the Section 9.3 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Section 9.3 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Fee Payee receives either (X) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS described in Section 9.4(b)(ii) or (B) an opinion from the Fee Payee’s outside counsel as described in Section 9.4(b)(ii), an amount equal to the Section 9.3 Amount less the amount payable under clause (1) above.  To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Section 9.3 Amount with an escrow agent selected by the Fee Payor and on such terms (subject to Section 9.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent.  The payment or deposit into escrow of the Section 9.3 Amount pursuant to this Section 9.4(a) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.2(b), Section 9.2(c) or Section 9.3, as applicable, by wire transfer or bank check.

(b)The escrow agreement shall provide that the Section 9.3 Amount in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Section 9.3 Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Section 9.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.3 Amount to the Fee Payee.  The Fee Payor agrees to amend this Section 9.4(b) at the request of the Fee Payee in order to (x) maximize the portion of the Section 9.3 Amount that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b).  The escrow agreement shall also provide that any portion of the Section 9.3 Amount held in escrow for five years shall be released by the escrow agent to the Fee Payor.  The Fee Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

Section 9.5Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties at any time before or after any approval of the matters presented in connection with the Mergers by the stockholders of the Company or Parent; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.

Section 9.6Extension; Waiver.  At any time prior to the Company Merger Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by any other Party with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party against which such waiver or extension is to be enforced.  The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the Parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the Parties by like notice):

(a)if to Parent, Parent OP, Parent OP GP, Merger Sub, Merger Sub GP or Merger Partnership:

Farmland Partners Inc.
4600 S. Syracuse Street, Suite 1450
Denver, CO 80237
Attention:Cortland Barnes
Facsimile:(720) 398-3238
Email:cbarnes@farmlandpartners.com

with a copy to:

Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW, Suite 6000
Washington, DC 20006
Attention:Lauren Bellerjeau
Attention:Justin Salon
Facsimile:(202) 785-7563
Email:lbellerjeau@mofo.com
Email:jsalon@mofo.com

(b)if to the Company:

AMERICAN FARMLAND COMPANY
10 East 53rd Street
New York, NY 10022
Attention:Thomas S.T. Gimbel

Facsimile:(212)-484-5547
Email:thomas.gimbel@amfarmco.com

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John T. Haggerty, Esq.

Facsimile:(617) 523-1231
Email:jhaggerty@goodwinprocter.com

Section 10.2Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

Section 10.3Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Article II and Article III, Section 7.5 and any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Company Merger Effective Time, and (b) thereafter there shall be no liability on the part of any of the Buyer Parties or the Company, the Partnership or any of their respective officers, directors, trustees or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any Party, express or implied.  Each of the Confidentiality Agreement and the Parent Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 10.4Entire Agreement.  This Agreement constitutes, together with the Confidentiality Agreement, the Parent Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

Section 10.5Assignment; Third-Party Beneficiaries.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties.  Except (i) for Article II and Article III, which shall inure to the benefit of the Company Stockholders and the limited partners of the Partnership who are expressly intended to be third‑party beneficiaries thereof and who may enforce the covenants contained therein, (ii) for Section 7.5 which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, and (iii) the right of the Company, on behalf of its Stockholders and the limited partners of the Partnership, to pursue damages in the event of Parent’s,  Merger Sub’s or Merger Partnership’s breach of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.6Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable,  unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.7Choice of Law/Consent to Jurisdiction.

(a)The Partnership Merger shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to its rules of conflict of laws.  Except as provided in the immediately preceding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without regard to its rules of conflict of laws, except that provisions of the DLLCA applicable to the authorization, effectiveness and effects of the Company Merger will apply to the Company Merger.

(b)Each of the Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program (the “Maryland Court”) for any litigation arising out of this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such court), waive any objection to the laying of venue of any such litigation in the Maryland Court and agree not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program.  Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Maryland Court as provided by Law.  Each of the Parties agrees, (a) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party’s agent for acceptance of legal process, and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 10.8Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.9Remedies.

(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Except as set forth in this Section 10.9, it is agreed that prior to the termination of this Agreement pursuant to Article IX the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.9(c).  In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.9(c).

Section 10.10Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.  Facsimile and electronic .pdf transmission of any signed original document shall be deemed the same as delivery of an original.  At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document.

Section 10.11Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.12WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.12.

Section 10.13Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FARMLAND PARTNERS INC.

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: Executive Chairman, President and Chief Executive Officer

Farmland Partners Operating Partnership, LP

By:	Farmland Partners OP GP LLC, its general partner

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: President and Chief Executive Officer

Farmland Partners OP GP LLC

By:	Farmland Partners Inc., its sole member

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: President and Chief Executive Officer

FPI HEARTLAND LLC

By:	Farmland Partners Inc., its sole member

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: President and Chief Executive Officer

FPI Heartland Operating Partnership, LP

By:	FPI Heartland GP LLC, its general partner

By:	Farmland Partners Operating Partnership, LP, its sole member

By:	Farmland Partners OP GP LLC, its general partner

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: President and Chief Executive Officer

FPI Heartland GP LLC
By:	Farmland Partners Operating Partnership, LP, its sole member

By:	Farmland Partners OP GP LLC, its general partner

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: President and Chief Executive Officer

AMERICAN FARMLAND COMPANY

By:	/s/ Thomas S.T. Gimbel
Name: Thomas S.T. Gimbel
Title: Chief Executive Officer

AMERICAN FARMLAND COMPANY L.P.

By:	American Farmland Company, its General Partner

By:	/s/ Thomas S.T. Gimbel
Name: Thomas S.T. Gimbel
Title: Chief Executive Officer